Exhibit 2.1

[***] = CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED AND/OR IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

FRAMEWORK AGREEMENT
REGARDING PARTNERSHIP AND MEMBERSHIP INTERESTS,
CONTRIBUTIONS, AND EXCHANGES

by and among

Vanguard Food GP LLC,
Vanguard Food LP,
Vanguard Food Holdings LLC,
Vanguard Food LLC,
and
Vanguard Produce Canada ULC;

AND

Village Farms International, Inc.,
Village Farms Canada Limited Partnership,
and
Village Farms, L.P.;

AND

Kennedy Lewis Capital Partners Master Fund II LP;
and
Sweat Equities SPV LLC

May 12, 2025

_____________________________________________________________________________

Table of Contents

Page

Article 1 DEFINITIONS; INTERPRETATION		2
1.1	Definitions	2
1.2	Certain Interpretive Matters.	18
Article 2 PURCHASE AND SALE		19
2.1	Purchase and Sale of Assets; Assumption of Liabilities; Excluded Assets and Excluded Liabilities	19
2.2	Closing Payment Certificate and Payments at the Closing	26
2.3	Determination of Actual Net Working Capital	27
2.4	Post-Closing Adjustment to the Purchase Price	29
2.5	Withholding Taxes	29
2.6	Closing	30
2.7	Closing Deliverables	30
2.8	Purchase Price Allocation	33
2.9	Intercompany Arrangements	34
Article 3 ISSUANCE AND SALE OF LP COMMON UNITS, LP PREFERRED UNITS AND GP MEMBERSHIP INTERESTS		34
3.1	Issuance of LP Common Units and GP Membership Interest to Sellers	34
3.2	Issuance and Sale of LP Preferred Units, LP Common Units and GP Membership Interests to Initial Investors	34
3.3	Certain Representations and Warranties of LP and GP	35
3.4	Certain Representations and Warranties of Canada Seller, US Seller and the Initial Investors	36
3.5	Legend	37
Article 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		38
4.1	Organization	38
4.2	Authorization	38
4.3	Binding Agreement	38
4.4	No Conflicts	38
4.5	Permits	39
4.6	Compliance with Laws	39
4.7	Title to and Condition of Assets	40
4.8	Condition of Personal Property	40
4.9	Intellectual Property	40
4.10	Contracts	41
4.11	Litigation	44
4.12	Financial Statements	44
4.13	Liabilities	44
4.14	Tax Matters	44
4.15	Solvency	46
4.16	Employee Benefit Plans	46

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4.17	Insurance	47
4.18	Environmental Matters	48
4.19	Real Estate	49
4.20	Affiliate Interests	50
4.21	Employees	50
4.22	Employment and Labor Relations	52
4.23	Brokers	53
4.24	Anti-Money Laundering; Sanctions Compliance	53
4.25	Subsequent Events	54
4.26	Customers	55
4.27	Vendors	55
4.28	Competition Act and Investment Canada Act.	56
4.29	No Other Representations and Warranties	56
Article 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		56
5.1	Organization	56
5.2	Necessary Authority	57
5.3	No Conflicts	57
5.4	Brokers	57
5.5	Sufficiency of Funds	57
5.6	Solvency	58
5.7	No Prior Activities	58
5.8	Anti-Money Laundering and Sanctions	58
5.9	Registration.	58
Article 6 REPRESENTATIONS AND WARRANTIES OF THE INITIAL INVESTORS		58
6.1	Organization	58
6.2	Authorization	59
6.3	Binding Agreement	59
6.4	No Conflicts	59
6.5	Brokers	59
6.6	Sufficiency of Funds	59
6.7	Solvency	60
6.8	Litigation	60
6.9	Anti-Money Laundering and Sanctions	60
Article 7 COVENANTS OF THE PARTIES		60
7.1	Conduct of the Business.	60
7.2	Reasonable Best Efforts; Closing Conditions.	62
7.3	Further Action; Efforts; Cooperation.	62
7.4	Tax Matters	63
7.5	Consents of Third Parties	66
7.6	Non-Assignment of Certain Assets	67
7.7	Preservation of Records	68
7.8	Receivables.	68
7.9	Employment Matters.	68
7.10	Privacy Matters	70

ii

7.11	Data Site	70
7.12	Representatives.	70
7.13	Guarantees; Commitments.	72
7.14	Insurance	73
Article 8 CLOSING CONDITIONS		73
8.1	Conditions to Obligations of each Party.	73
8.2	Additional Conditions to Obligations of the Purchasers	74
8.3	Additional Conditions to Obligations of Sellers	75
Article 9 INDEMNIFICATION		76
9.1	Survival of Representations, Warranties, and Covenants	76
9.2	Indemnification	76
9.3	Indemnification Claims	77
9.4	Limitations on Indemnity, Other Indemnification Matters	79
9.5	Exclusive Remedy.	80
9.6	Tax Treatment	81
9.7	Release of Escrow Funds	81
Article 10 TERMINATION		81
10.1	Termination of this Agreement.	81
10.2	Effect of Termination	82
Article 11 GENERAL PROVISIONS		82
11.1	Specific Performance; Remedies	82
11.2	Non-Recourse	82
11.3	Public Statements	83
11.4	Expenses	83
11.5	Amendment; Assignability	83
11.6	Notices	83
11.7	Waiver	85
11.8	Entire Agreement	85
11.9	Counterparts; Electronic Signature	85
11.10	Severability	85
11.11	Dispute Resolution	86
11.12	WAIVER OF TRIAL BY JURY	86
11.13	No Third-Party Beneficiaries	86
11.14	Bulk Sales Laws	86
11.15	Passage of Title; Risk of Loss	86

iii

ANNEXES

Annex 1	Working Capital Matters
Annex 2	Capitalization of LP and GP

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of IP Assignment
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Sales, Marketing and Distribution Agreement
Exhibit F	Form of Marfa Sublease
Exhibit G	Form of H-2A Lease
Exhibit H	Form of GP A&R LLC Agreement
Exhibit I	Form of LP A&R LPA Agreement

i

FRAMEWORK AGREEMENT REGARDING PARTNERSHIP AND MEMBERSHIP INTERESTS, CONTRIBUTIONS, AND EXCHANGES

This FRAMEWORK AGREEMENT REGARDING PARTNERSHIP AND MEMBERSHIP INTERESTS, CONTRIBUTIONS, AND EXCHANGES (this “Agreement”) is entered into as of May 12, 2025, by and among (i) Vanguard Food GP LLC, a Delaware limited liability company (“GP”), Vanguard Food LP, a Delaware limited partnership (“LP”), Vanguard Food Holdings LLC, a Delaware limited liability company (“Holdings”), Vanguard Food LLC, a Delaware limited liability company (“US Purchaser”), Vanguard Produce Canada ULC, a British Columbia Unlimited Liability Company (“Canada Purchaser” and, together with GP, LP, Holdings and US Purchaser, the “Purchasers”), and GP, in its capacity as Purchaser Representative hereto (“Purchaser Representative”); (ii) Village Farms International, Inc., a Canadian corporation (“VF”), Village Farms Canada Limited Partnership, a British Columbia limited partnership (“Village Farms Canada LP”), and Village Farms, L.P., a Delaware limited partnership (each, a “Seller” and collectively, “Sellers”), and VF, in its capacity as Seller Representative hereto (“Seller Representative”); and (iii) Kennedy Lewis Capital Partners Master Fund II LP, a Cayman Islands exempted limited partnership (“KL Fund”), Sweat Equities SPV LLC, a Delaware limited liability company (“Sweat SPV”) (each of KL Fund and Sweat SPV, an “Initial Investor” and collectively, the “Initial Investors”). VF, KL Fund and Sweat SPV are referred to herein individually as a “JV Principal” and collectively as the “JV Principals.”

RECITALS

WHEREAS, the Initial Investors have formed GP by filing a certificate of formation with the Secretary of State of the State of Delaware;

WHEREAS, the Initial Investors have formed LP by filing a certificate of limited partnership with the Secretary of State of the State of Delaware;

WHEREAS, Sellers operate the Business (as defined herein) and own all of the Transferred Assets (as defined herein) and all right, title, and interest therein and thereto;

WHEREAS, the JV Principals desire to create a new venture, operated through LP, for the purpose of operating the Business (the “Joint Venture”);

WHEREAS, in order to effectuate the Joint Venture, the JV Principals desire to enter into this Agreement, the LP LPA Agreement (as defined herein) and the GP LLC Agreement (as defined herein) and to negotiate in good faith and enter into or cause their Affiliates to enter into the other Transaction Documents (as defined herein); and

WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions set forth in this Agreement, (a) the Sellers wish to sell, transfer, assign, convey, and deliver to the US Purchaser or the Canada Purchaser, as applicable, all of the Transferred Assets, (b) the Initial Investors wish to pay certain Contribution Amounts (as defined herein) to LP (c) LP wishes to issue LP Common Units (as defined herein) to VF and LP Preferred Units (as defined herein) to the Initial Investors and (d) GP wishes to issue GP Membership Interests (as defined herein) to VF and the Initial Investors.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1
DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“ABC-AML Laws” has the meaning set forth in Section 4.24(a).

“Accounting Principles” means, collectively, (i) the accounting rules, methodologies, practices and adjustments set forth in Annex 1, (ii) to the extent not inconsistent with Annex 1, the accounting rules, methodologies, practices and adjustments used by Sellers in the preparation of the Financial Information and (iii) to the extent not inconsistent with Annex 1 or the accounting rules, methodologies, practices and adjustments used by Sellers in the preparation of the Financial Information, GAAP.

“Actual Net Working Capital” has the meaning set forth in Section 2.4.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such first Person.

“Agreed Claims” has the meaning set forth in Section 9.3(c).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.8.

“Assets” means (a) all Contracts, Intellectual Property, Leases, Permits, Personal Property, Owned Real Property, and all manufacturer, vendor, supplier or other warranties, in each case primarily relating to the Business, and (b) all other assets, property, and rights otherwise primarily relating to the Business or primarily owned, leased, used or held for use in the conduct or operation of the Business. For the purpose of clarity, “Assets” is deemed to include the Transferred Assets.

“Asset Taxes” means ad valorem, property, excise, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Transferred Assets of the Business or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income, franchise, capital gains or similar taxes and Transfer Taxes.

“Assigned Contracts” means collectively, the US Assigned Contracts and the Canada Assigned Contracts.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(a)(viii).

“Assumed Indebtedness” has the meaning set forth in Section 2.1(d)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.1(d).

“Base Purchase Price” means $40,000,000.

“Benefit Plan” means (a) all “employee benefit plans” as defined in Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code and all other bonus, incentive compensation, deferred compensation, profit-sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, phantom stock option or other equity or equity-based compensation award, severance, employment, consulting, offer letter, executive compensation, retention, change of control, supplemental unemployment, salary continuation, retirement, pension, health or other medical, life insurance, death benefit, dental, disability, accident, group insurance, Code section 125 “cafeteria” or “flexible” benefit, vacation, holiday, sick leave, other paid-time-off program, fringe benefit, employee loan program, educational assistance or welfare plan, and any other employee, consultant or director compensation or benefit plan, program, agreement, policy, practice, commitment, Contract, understanding or other arrangement (whether or not subject to ERISA, written or unwritten), that is sponsored, established, maintained or contributed to or required to be sponsored, established, maintained or contributed to by any Seller or any ERISA Affiliate for the benefit of any current or former employee or director, consultant or independent contractor who provides or provided services primarily for the Business or for which any Seller has any Liability, contingent or otherwise (including on account of any ERISA Affiliate), and (b) all multiemployer plans (as defined in Section 3(37) or 4001(a)(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code that any Seller or any ERISA Affiliate has sponsored, established, maintained or contributed to or been required to sponsor, establish, contribute to at any time within six (6) years prior to the Closing Date, or with respect to which any Seller has any Liability (including on account of any ERISA Affiliate).

[***Redacted – Commercially Sensitive Information***]

[***Redacted – Commercially Sensitive Information***]

“Business” means the business of growing, cultivating, harvesting, packaging, selling, marketing, and distributing produce (including fruits and vegetables), whether directly by one or more Sellers or through their respective subsidiaries, divisions, or affiliates, at the Specified Facilities and for greater certainty, the Business as it relates to US Seller, the “US Business” and to Canada Seller, the “Canada Business”. For the avoidance of doubt, the “Business” shall not include, and the following shall not, directly or indirectly, be transferred to US Purchaser or Canada Purchaser in connection with the transactions contemplated by this Agreement: (i) any other business, operations, products, services and activities of the Sellers and (ii) any Shared Services.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Orlando, Florida are open for the general transaction of business.

“Business Employees” has the meaning set forth in Section 4.21(a).

“Business Independent Contractors” has the meaning set forth in Section 4.21(b).

“Business Permits” has the meaning set forth in Section 4.5(a).

“Business Service Provider” has the meaning set forth in Section 4.21(b).

“Canada Assigned Contracts” has the meaning set forth in Section 2.1(b)(iii).

“Canada Transferred Assets” has the meaning set forth in Section 2.1(b).

“Canada Seller” means Village Farms Canada Limited Partnership.

“Canada Transferred Permits” has the meaning set forth in Section 2.1(b)(iv).

“Canada Transferred Personal Property” has the meaning set forth in Section 2.1(b)(i).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Claim” means any claim, action, appeal, petition, litigation, inquiry, proceeding (arbitral, administrative, legal, or otherwise), suit, settlement, stipulation, arbitration, mediation, hearing, charge, plea, notice of noncompliance or violation, complaint, demand, or similar matter by any Person or any audit, inquiry or investigation by a Governmental Authority.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Indebtedness” means the aggregate amount of all Indebtedness (other than Assumed Indebtedness) secured by a Lien on any of the Transferred Assets, or otherwise burdening, encumbering, or relating to the Business or any of the Transferred Assets, in each case, as of immediately prior to the Closing.

“Closing Payment Amount” has the meaning set forth in Section 2.2(c).

“Closing Payment Certificate” has the meaning set forth in Section 2.2(b).

“COBRA” means the group health plan continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, or any similar applicable state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 4.22(a).

“Contract” means any contract, subcontract, agreement, purchase order, bond, note, indenture, mortgage, debt instrument, license, franchise, lease, or any other binding obligation, understanding or commitment of any kind (including any amendments and other modifications thereto).

“Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder.

“Contribution Amount” has the meaning set forth in Section 3.2(b).

“Control,” “Controlled by,” and “under common Control with” as used with respect to any Person, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19” means the novel coronavirus disease 2019, known as SARS-CoV-2 or COVID-19.

“Current Assets” means, without duplication, all Transferred Assets that would be categorized as current assets in accordance with the Accounting Principles, excluding cash and cash equivalents and income or deferred tax-related assets.

“Current Liabilities” means, without duplication, all liabilities that would be categorized as current liabilities in accordance with the Accounting Principles, excluding income and deferred tax-related liabilities, amounts included in Indebtedness and Seller Expenses. For the purpose of clarity and notwithstanding anything to the contrary, Current Liabilities shall be deemed to expressly exclude any Excluded Liabilities.

“De Minimis Threshold” has the meaning set forth in Section 9.3(a).

“Determination Date” means the first date on which Actual Net Working Capital has been finally determined in accordance with Section 2.4.

“Disclosed Personal Information” means information about an identifiable individual subject to the Personal Information Protection and Electronic Documents Act (PIPEDA) and Personal Information and Protection Act (British Columbia) that was disclosed to Purchasers by Sellers pursuant to, or in contemplation of, this Agreement or the Transactions.

“Disclosure Schedules” means the Disclosure Schedules delivered by the parties concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.3(b).

“Employment Date” has the meaning set forth in Section 7.9(a).

“Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Environmental Claim” means, with respect to any Person, any Order or Claim by or from any other Person alleging or asserting (a) any Liability, including any investigatory costs, cleanup costs, remedial costs, response costs, damages to natural resources or other property or personal injuries arising out of or resulting from the use, presence, exposure of any Person to, or Release of any Hazardous Material, (b) any violation of or Liability under any Environmental Law or Environmental Permit, or (c) any Liability arising from any Contract or consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing.

“Environmental Law” means any Law and any binding agreement with any Governmental Authority relating to public health or safety, worker/occupational health or safety (as it relates to the handling of, or exposure to, Hazardous Materials), pollution, or protection of the environment or natural resources, including those Laws relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, control or cleanup of Hazardous Materials and those Laws relating to the reporting of, the control of, Taxes upon or requirement to hold offsets or Permits for, the emission of greenhouse gases. Environmental Law includes (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (b) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., (e) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., (f) the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., (g) the Oil Pollution Act, 33 U.S.C. § 2701 et seq., (h) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, (i) the Occupational Safety and Health Act,

29 U.S.C. § 651 et seq. (as it relates to the handling of, or exposure to, Hazardous Materials), (j) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and (k) all analogous state or local Laws and all analogous Canadian federal, provincial or municipal Laws, as each has been or may be amended, and the regulations promulgated pursuant thereto.

“Environmental Liabilities” any Liability (including any liability for damages, remedial actions, costs of administrative oversight, fines, penalties, natural resource damages, property damages, personal injuries, or indemnities) relating to (a) any actual or alleged violation of, or Liability arising under, any Environmental Law or Environmental Permit, (b) the use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, control or cleanup of Hazardous Materials, (c) the presence, Release or threatened Release of or exposure to any Hazardous Materials, or (d) any Contract or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any Permit required or granted under or in connection with any Environmental Law.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership, or membership interest, unit of participation, or other similar interest (howsoever designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest contemplated by the immediately preceding clause (a) in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation, or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and sub-regulatory guidance promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is, or at any time within the six (6) year period preceding the date of this Agreement would have been, treated as a “single employer” with any Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, or that is, or at any time within the six (6) year period preceding the date of this Agreement would have been, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.2(c).

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by Purchaser Representative, Seller Representative, and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“Escrow Amount” means $5,000,000.

“Escrow Funds” means the Escrow Amount, together with any interest, dividends, and other income thereon held by the Escrow Agent under the Escrow Agreement.

“Estimated Indebtedness” means the amount of Closing Indebtedness (if any) as set forth on the Closing Payment Certificate.

“Estimated Net Working Capital” has the meaning set forth in Section 2.2(b).

“Estimated Seller Expenses” means the amount of Seller Expenses (if any) payable to employees and services providers of Sellers and applicable third parties as set forth on the Closing Payment Certificate.

“Ex-Im Laws” means (a) applicable Laws related to (i) export controls, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the Export and Import Permits Act administered by Global Affairs Canada and (ii) import controls or customs, including those administered by U.S. Customs and Border Protection (including the Uyghur Forced Labor Prevention Act), Global Affairs Canada and Canada Border Services Agency and (b) U.S. anti-boycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury.

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Excluded Business” means the business of growing, cultivating, harvesting, packaging, selling, marketing, and distributing products other than produce, including cannabis and subsequently-produced cannabis products (including, for the avoidance of doubt, under the VF Clean Energy, Pure Sunfarms, Balanced Health Botanicals, Leli Holland, and ROSE LifeScience brands).

“Excluded Contracts” has the meaning set forth in Section 2.1(c)(xi).

“Excluded Liabilities” has the meaning set forth in Section 2.1(e).

“Extra-Contractual Representations” has the meaning set forth in Section 4.29.

“Farm Labor Contractors” means the H-2A and migrant workers employed by Sellers.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Final Disputed Items” has the meaning set forth in Section 2.3(c).

“Financial Information” means (a) the balance sheet of the Business as at December 31, 2024 and the monthly statements of income for each calendar month during the year then ended and (b) the balance sheet of the Business as at March 31, 2025 (the “Balance Sheet Date”) and the monthly statements of income for each month during the three-month period then ended.

“FLSA” has the meaning set forth in Section 4.21(a).

“Foreign Plan” means each Benefit Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any current or former employee or director, consultant or independent contractor who provides or provided services primarily for the Business and is primarily based outside of the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction.

“Fort Davis Greenhouse Facility” means that certain owned real property greenhouse facility located at State Highway 17 South, PO Box 1309, Fort Davis, TX 79734.

“Fort Worth Distribution Center” means that certain distribution center located at 2901 Northern Cross Boulevard, Fort Worth, Texas, Building B.

“Fort Worth Distribution Center Lease” means that certain Lease Agreement, dated as of October 4, 2011, by and between Village Farms, L.P. and NCWBP Sub 1 LLC, as amended by that certain First Amendment to Lease, dated as of December 17, 2021, by and between Windsor at Northern Crossing LLC and Village Farms, L.P.

“Fraud” means, with respect to a Person, knowing and intentional common law fraud under Delaware law by such Person; provided, that Fraud shall not include securities fraud or any fraud based on imputed or constructive knowledge, negligent misrepresentation or reckless indifference.

“Fundamental Representation” means, collectively, the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization), 4.3 (Binding Agreement), 4.4(a) and (b) (No Conflicts), 4.23 (Brokers), 4.24 (Anti-Money Laundering; Sanctions Compliance), 5.1 (Organization), 5.2 (Necessary Authority), 5.3 (No Conflicts), 5.4 (Brokers), 5.8 (Anti-Money Laundering and Sanctions), 6.1 (Organization), 6.2 (Authorization), 6.3 (Binding Agreement), 6.4(a) and (b) (No Conflicts) and 6.5 (Brokers).

“GAAP” means generally accepted accounting principles in the United States of America, as of the applicable time.

“Governing Documents” means, with respect to any Person, such Person’s certificate or articles of incorporation, partnership, or formation, bylaws, partnership agreement, limited liability company/operating agreement, or any similar organizational or other similar constituent document, as applicable, each as amended.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, provincial, territorial, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental, supra-national or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) multinational organization or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“GP LLC Agreement” has the meaning set forth in Section 2.7(a)(xix).

“GP Membership Interest” has the meaning defined for “Membership Interest” in the GP LLC Agreement.

“GST/HST” means the goods and services tax and/or harmonized sales tax levied under the Excise Tax Act (Canada) and the regulations thereunder.

“H-2A Lease” has the meaning set forth in Section 2.7(a)(xv).

“Hazardous Materials” means any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos and asbestos-containing materials, radioactive materials, radon, toxic mold, per- or polyfluoroalkyl substances, urea formaldehyde, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with the repayment of any Indebtedness) related to (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, including the current portion of such indebtedness and earn-out or similar obligations, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all capital lease obligations of such Person and all other obligations that are required by GAAP to be classified as capital lease obligations of such Person on a balance sheet prepared in accordance with GAAP, (e) all deferred lease obligations and deferred rent liability of such Person, (f) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired or used, (g) all obligations of such Person under any letter of credit, performance bond, guarantee or similar credit transaction, (h) all obligations of such Person under interest rate, commodity, and currency swaps, caps, collars, and similar agreements or hedging devices, (i) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (j) all liquidation value, accrued and unpaid dividends and prepayment or redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any and all redeemable preferred stock (or similar Equity Securities) of such Person, and (k) all obligations of the types referred to in clauses (a) through (j) of any other Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise.

“Indemnified Party” has the meaning set forth in Section 9.3(b).

“Indemnifying Party” has the meaning set forth in Section 9.3(b).

“Indemnitee” has the meaning set forth in Section 7.13(a).

“Indemnity Claim Notice” means a written notice describing in reasonable detail the nature of a claim and indicating the amount of Losses (estimated, to the extent that Losses in respect of such claim are then reasonably capable of being estimated).

“Independent Accounting Firm” means a nationally recognized accounting firm mutually agreed upon by Purchaser Representative and Seller Representative.

“Initial Investors” has the meaning set forth in the Preamble and, for the avoidance of doubt, includes any permitted transferees thereof pursuant to Section 11.5.

“Intellectual Property” means all rights, title, and interest in and to the following throughout the world, whether registered or unregistered, without limitation: (a) issued patents, patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), patent disclosures, inventions and invention disclosures (whether or not patentable or reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, d/b/a names, logos, slogans, Internet domain names and social media accounts, and all other source identifiers, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works (both published and unpublished), including all works of authorship, software, web site design/content, marketing materials, advertising materials, and training materials; (d) Trade Secrets and proprietary and confidential information; (e) all other intellectual, proprietary or industrial rights including rights arising under license agreements; (f) all registrations and applications for any of the foregoing; and (g) all rights and remedies relating thereto, including remedies against, and the right to recover damages from, present and past infringement and rights to protection of interests therein.

“Intellectual Property Assets” means all Intellectual Property owned or purported to be owned or controlled by the Sellers and primarily used or held for use in connection with the Business, and, for the avoidance of doubt, including Trade Secrets.

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Issued Equity” has the meaning set forth in Section 3.3(a).

“Issuing Entity” has the meaning set forth in Section 3.3.

“Knowledge” means (a) with respect to Sellers, the actual knowledge, after due and reasonable inquiry of the relevant employee of the Seller Group with primary responsibility for the subject matter in question, of any of Michael DeGiglio, Stephen Ruffini and Andrew Gigante and (b) with respect to any other Person, the actual knowledge, after due and reasonable inquiry of the relevant employee of the Seller Group with primary responsibility for the subject matter in question, of such Person with respect to matters pertaining to such Person.

“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Premises” has the meaning set forth in Section 4.19.

“Leases” has the meaning set forth in Section 4.19.

“Liability” and “Liabilities” mean any direct or indirect liability, Indebtedness, guaranty, Claim, loss, damage, deficiency, assessment, obligation or responsibility, whether fixed or unfixed, determined or determinable, due or to become due, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, asserted or unasserted, matured or unmatured, or contingent or otherwise.

“Liens” means, with respect to any asset or property, all mortgages, deeds of trust, collateral assignments, security interests, conditional or other sales agreements, liens, pledges, hypothecations, claims, interferences, options, rights of first refusal, preemptive rights or other encumbrances (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise, transfer or any other attribute of ownership of any asset), as applicable and, in each case, applicable with respect to such asset or property.

“Loss” means any loss, obligation, deficiency, Tax, liability, damage, demand, penalty, fine, cost, judgment, cost of investigation or expense (including court costs and reasonable attorneys’ or other professionals’ fees and expenses).

“LP Common Units” has the meaning defined for “Common Units” set forth in the LP LPA Agreement.

“LP LPA Agreement” has the meaning set forth in Section 2.7(a)(xx).

“LP Preferred Units” has the meaning defined for “Preferred Units” set forth in the LP LPA Agreement.

“Manifest Error” has the meaning set forth in Section 2.3(c).

“Marfa I Greenhouse Facility” means that certain 20-acre greenhouse facility located at State Highway 17 North, PO Box 967, Marfa, Texas 79843.

“Marfa II Greenhouse Facility” means that certain 40-acre greenhouse facility located at State Highway 17 North, PO Box 967, Marfa, Texas 79843.

“Marfa Lease” means that certain Amended Ground Lease, by and between the County of Presidio, Texas, acting by and through its duly authorized governing body, the Presidio County Commissioners Court and Agro Power Development, Inc., dated as of June 16, 1997, as amended.

“Marfa Sublease” has the meaning set forth in Section 2.7(a)(xii).

“Material Adverse Effect” means any change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of the Business, taken as a whole, or (b) is materially adverse to the ability of Sellers to consummate the Transactions, but excluding any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the United States or global economy or capital, banking or financial markets generally, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (ii) changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (iii) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or the escalation or worsening thereof; (iv) general political conditions; (v) conditions generally affecting the industries in which the Business operates; (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of any Purchaser or Initial Investor; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks or other public health emergencies; or (xi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); provided, however, that in the case of the preceding clauses (i), (ii), (iii), (iv), (v), (ix) and (x), such change, circumstance, fact, event or effect does not have a disproportionate effect on the Business as compared to other similarly situated participants in the industry in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customer” has the meaning set forth in Section 4.26(a).

“Material Vendor” has the meaning set forth in Section 4.27(a).

“Net Working Capital” means an amount equal to the Current Assets less the Current Liabilities (whether positive or negative), as of immediately prior to the Closing, in each case as determined without duplication, on a consolidated basis and in accordance with the Accounting Principles. Annex 1 also sets forth a sample calculation of Net Working Capital assuming the Closing occurred on June 1, 2025, and certain principles that the parties agree shall be applicable to the calculation of Net Working Capital.

“Non-Recourse Party” has the meaning set forth in Section 11.2.

“Notices” has the meaning set forth in Section 11.6.

“Objection Notice” has the meaning set forth in Section 9.3(c).

“Order” means any order, decree, ruling, judgment, subpoena, mandate, precept, command, directive, injunction, writ, determination, binding decision, verdict, judicial award or other action of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if such action is consistent in all material respects with the past practices of such Person (including with respect to quantity and frequency) and is taken in the ordinary course of the business of such Person (including any reasonable changes required to provide appropriate accommodations in response to any exigent circumstances (including COVID-19), including to preserve the health and safety of suppliers, service providers or customers or to comply with applicable Law).

“Outside Date” has the meaning set forth in Section 10.1(e).

“Owned Real Property” has the meaning set forth in Section 4.19.

“PACA License” means a Perishable Agricultural Commodities Act license, required for all produce business operating in the United States.

“Permit” means any approval, permit, license, consent, notice, waiver, filing, accreditation, certificate, franchise, permission, clearance, registration, qualification, certification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including Environmental Permits.

(a) “Permitted Liens” means (a) Liens for Taxes not yet due and payable; (b) Liens for Taxes being challenged or contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and reflected in the Financial Information; (c) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens arising or incurred in the Ordinary Course of Business for sums that are not yet due and payable and that are not resulting from a breach, default or violation of any Contract or Law; (d) liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation; (e) minor defects or irregularities of title, easements, rights-of-way, covenants, restrictions, and other similar matters, in each case, that do not impair in any material respect the use of the assets or properties of Sellers as currently used by Sellers to conduct the Business; (f) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business; (g) zoning, building codes and other land use Laws regulating the use or occupancy of any real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, in each case, that do not impair in any material respect the use of the assets or properties of the Sellers as currently used by Sellers to conduct the Business or the Business and excluding any violation thereof; (h) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining applicable registrations; (h) utility easements for electricity, gas, water, sanitation, sewer, surface water drainage or other general easements granted to any Governmental Authority in the ordinary course of developing or operating real property and that do not impair in any material respect the use of the assets or properties of the Sellers as currently used by Sellers to conduct the Business; (i) Liens set forth on Schedule 1.1 or reflected on title policies, title reports, surveys or other similar reports or listings, which have previously been made available to Purchasers; (j) those certain conditional sales contracts and equipment leases set forth on Schedule 1.1; (k) Liens created by this Agreement, the LP LPA Agreement, the GP LLC Agreement or any other Transaction Document, or connected with any of the transactions contemplated hereby or thereby; (l) Liens arising out of, resulting from, or otherwise created by any action of any Purchaser or any of their respective Affiliates; (m) Liens under the Assumed Indebtedness; and (n) Liens that do not materially impair the use of any Transferred Asset as currently used by the Business.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, Governmental Authority, and any other entity.

“Personal Information” means (a) any individually identifiable information (or information that, in combination with other information, could reasonably allow the identification of an individual, device or household, or could reasonably be linked, directly or indirectly, to an individual, device or household), and any other individually identifiable information which the Sellers are required to safeguard under any of their contractual obligations, (b) Social Security numbers, or (c) any information that is regulated or protected by one or more applicable Privacy and Security Laws.

“Personal Property” means machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property.

“PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder, as from time to time in effect; provided, that, if attachment, perfection, the effect of perfection or non-perfection or the priority of any Lien is governed by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of British Columbia, “PPSA” means those personal property security laws in such other jurisdiction in Canada.

“Privacy and Security Laws” means all Laws concerning the protection, privacy, security, breach notification and cross-border data transfer of Personal Information, and all regulations promulgated thereunder.

“Purchase Price” means the Base Purchase Price, as adjusted pursuant to Article 2.

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Closing Certificate” has the meaning set forth in Section 2.3(a).

“Purchaser Employees” has the meaning set forth in Section 7.9(a).

“Purchaser Group” means, collectively, GP, LP and their respective Subsidiaries.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Purchaser Representative” has the meaning set forth in the Recitals.

“Real Property” means any Owned Real Property or any Leased Premises.

“Registered IP Assets” has the meaning set forth in Section 4.9(a).

“Related Person” means (a) any director, officer, partner, executor or trustee of a Seller, or any Person with an equivalent relationship to a Seller; (b) any member of the immediate family of any individual listed in clause (a) hereof; (c) any Affiliate of any of the foregoing Persons; and (d) any Person Controlled by any individual listed in clauses (a), (b) or (c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release of any Hazardous Material in, into or through the indoor or outdoor environment, and any abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Materials.

“Relevant Courts” has the meaning set forth in Section 11.11.

“Representative” means, as to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives and advisors (including financial advisors, counsel, and accountants).

“Resolution Period” has the meaning set forth in Section 2.3.

“Restricted Person” means any Person that is or that is acting on behalf of or at the direction of: (a) the target of Sanctions, including any Person(s) listed on any Sanctions list, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List, any lists administered by Global Affairs Canada and Public Safety Canada or any Person(s) listed on any Ex-Im Laws list, including the U.S. Department of Commerce’s Bureau of Industry and Security’s Entity List and the UFLPA Entity List; (b) located, organized, or resident in any Sanctioned Country; or (c) owned or controlled by (within the meaning of the relevant Sanctions) any Person(s) that are described in clause (a).

“Sanctioned Country” means any country or territory that (a) is the target of comprehensive Sanctions (including Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Kherson, Zaporizhzhia and such other regions of Ukraine over which a Sanctions authority imposes comprehensive Sanctions); (b) whose government is the target of Sanctions (including Venezuela) or (c) that is otherwise the target of broad Sanctions restrictions (including Afghanistan, Russia and Belarus).

“Sanctions” means economic, financial and trade sanctions administered or enforced by the United States (including OFAC, U.S. Department of State, and the Bureau of Industry and Security of the U.S. Department of Commerce); European Union and each of its member states; United Kingdom (including His Majesty’s Treasury); Cayman Islands; Canada (including by Global Affairs Canada and Public Safety Canada); and United Nations Security Council.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that materially compromises the confidentiality, integrity, availability or security of Sensitive Data or the Systems, or that triggers any reporting requirement under any applicable breach notification Law or contractual provision, including any ransomware or denial of service attacks that prevent or materially degrade access to Sensitive Data or the Systems.

“Seller Expenses” means, to the extent incurred or accrued and remaining unpaid or payable as of the Closing and to the extent payable by Purchasers following the Closing based on agreements between Sellers and the applicable Persons entered into prior to the Closing, the aggregate of (a) all fees and expenses payable by Sellers in connection with the process of selling the Transferred Assets, the negotiation, preparation, or execution of the Transaction Documents or the consummation of the Transactions, including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants, excluding (i) all premia and other costs and expenses related to the issuance of the Title Policies and (ii) the expense reimbursements set forth on Schedule 11.4, each of which shall be paid by Purchasers in accordance with Section 11.4, and (b) obligations of Sellers with respect to any and all Transaction Payments, including, in each case, the employer portion of any related employment or other Taxes in connection therewith.

“Seller Group” means, collectively, VF and its Subsidiaries.

“Seller Guarantees” has the meaning set forth in Section 7.13(a).

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Seller Representative” has the meaning set forth in the Recitals.

“Seller Taxes” has the meaning set forth in Section 2.1(e)(vii).

“Sensitive Data” means all Personal Information, confidential information, proprietary information, confidential Intellectual Property, and any other information protected by applicable Law or Contract that is collected, maintained, stored, transmitted, used, disclosed, or otherwise processed by, for or on behalf of the Sellers in connection with the Business.

“Shared Services” means any ancillary or corporate shared services that are furnished by or on behalf of the Sellers to both the Business and the other businesses of the Seller Group, including financial reporting, accounting, insurance, treasury, purchasing, accounts payable, accounts receivable, human resources, payroll, information technology and benefit plan administration services.

“Specified Facilities” means, collectively, the Fort Davis Greenhouse Facility, the Fort Worth Distribution Center, the Marfa I Greenhouse Facility, the Marfa II Greenhouse Facility, and the Surrey Distribution Center.

“Straddle Period” has the meaning set forth in Section 7.4(b).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, and other Persons with respect to which such Person, directly or indirectly, owns more than fifty percent (50%) of the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity or otherwise has the right to exercise management Control with respect to or direct the policies of such Person.

“Surrey Distribution Center” means that certain distribution center located at 5355 152nd Street, Surrey, British Columbia, Canada V3S 5A5.

“Surrey Distribution Center Lease” means that certain Lease of Industrial Space, by and between Colebrook 152 Holdings Inc. and Village Farms Canada Limited Partnership, dated as of June 28, 2018, as amended.

“Survival Date” has the meaning set forth in Section 9.1.

“Systems” means, to the extent they are included in the Transferred Assets, the information technology systems and infrastructure used, owned, leased or licensed by or for the Business or the Transferred Assets, including software, firmware, hardware, networks, interfaces, platforms and related systems.

“Target Net Working Capital” means $[***Redacted – Commercially Sensitive Information***].

“Tax” means (a) any federal, state, provincial, territorial, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, goods and services, harmonized sales, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding (including, for the avoidance of doubt, any Canada Pension Plan contributions and employment insurance premiums), or other tax or unclaimed property or escheat obligation, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing imposed by a Taxing Authority and (b) any liability of Sellers for the payment of amounts determined by reference to or in connection with amounts described in the immediately preceding clause (a) as a result of Sellers being (or having been) a member of an affiliated, consolidated, combined or unitary group, as a result of any obligation of Sellers under any Tax sharing arrangement or Tax indemnity arrangement, as a result of Sellers being a transferee or successor, by reason of the application of Treasury Regulation Section 1.1502-6, by Contract, or otherwise.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, attachments, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes, or the administration of any Laws or administrative requirements relating to any Taxes, including any amendment thereof.

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Third-Party Claim” has the meaning set forth in Section 9.3(e).

“Third-Party Claim Notice” has the meaning set forth in Section 9.3(e).

“Threshold” has the meaning set forth in Section 9.3(e).

“Title Company” means Langdon Title.

“Title Policy” means with respect to any Owned Real Property and Leased Premises, an ALTA extended owner’s policy of title insurance (or equivalent title policy issuable in the state in which the Real Property is located) with respect to such Owned Real Property or Leased Premises issued to the Purchaser by the Title Company, with each Title Policy being in form and substance acceptable to Purchasers in their reasonable discretion.

“Trade Secrets” means any trade secrets and know-how relating primarily to the Business, including, as applicable and to the extent treated or intended to be treated as confidential: product specifications; manufacturing processes; proprietary agricultural know-how, proprietary data, generative AI tools, algorithms, analytics, and formulas; customer lists; supplier lists; details of contracts; pricing policies; operational methods; marketing plans or strategies; bidding information; practices, policies or procedures; product development techniques or plans; technical processes; financial statements, projections and budgets; historical and projected sales data; the names and backgrounds of key personnel and related personnel materials; in each case, and together with, any other information that derives economic value based on not be generally known; and all notes, analyses, summaries and other prepared materials containing or based on the foregoing.

“Transaction Documents” means this Agreement, the Escrow Agreement, the TSA, the SM&D, the Marfa Sublease, the LP LPA Agreement, the GP LLC Agreement, each other agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments required to be executed by any of the parties hereto in connection with or pursuant to this Agreement or any other Transaction Document.

“Transaction Payments” means, collectively, change-of-control payments, retention bonuses, severance payments, and other similar compensation payments or benefits due to any current or former employee, individual independent contractor or other individual service provider as a result of or arising from the consummation of the Transactions (including, in each case, the employer portion of any payroll, employment or similar Taxes payable in connection with any of the foregoing payments), in each case to the extent payable by Purchasers or their Affiliates with respect to any Purchaser Employee following the Employment Date based on agreements between Sellers and such Persons entered into prior to the applicable Employment Date.

“Transactions” means the transactions contemplated by this Agreement or any other Transaction Document.

“Transfer Taxes” has the meaning set forth in Section 7.4(a).

“Transferred Assets” means, collectively, the US Transferred Assets and Canada Transferred Assets.

“Treasury Regulations” means the United States treasury regulations promulgated under the Code.

“TSA” has the meaning set forth in Section 2.7(a)(x).

“Union” has the meaning set forth in Section 4.22(a).

“US Assigned Contracts” has the meaning set forth in Section 2.1(a)(iii).

“US Contributed Assets” means 50% of the US Transferred Assets.

“US Purchased Assets” means 50% of the US Transferred Assets.

“US Transferred Assets” has the meaning set forth in Section 2.1(a).

“US Seller” means Village Farms, L.P.

“US Transferred Permits” has the meaning set forth in Section 2.1(a)(iv).

“US Transferred Personal Property” has the meaning set forth in Section 2.1(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable state, local, or foreign Law.

1.2 Certain Interpretive Matters.

(a) In this Agreement, unless the context otherwise requires: (i) words of the masculine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and, with correlative meaning, “include”) means including without limitation; (v) reference to any Law means such Law as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; (vi) any agreement, instrument or insurance policy defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or insurance policy as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; (vii) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule,” “Annex” and “Exhibit” are intended to refer to Sections, Schedules, Annexes and Exhibits to this Agreement; (viii) unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof; (ix) except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”; (x) the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation; (xi) when used in this Agreement, the word “either” shall be deemed to mean “one or the other”, not “both”; (xii) references herein to a party are references to the parties to this Agreement, except to the extent the context expressly provides otherwise; (xiii) all references in this Agreement to “dollars” or “$” mean the lawful currency of the United States of America; and (xiv) where this Agreement calls for the taking of any action on or no later than a date that is not a Business Day, the date or deadline for taking such action shall be the first Business Day following such date.

(b) The parties further acknowledge and agree that: (i) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Schedules attached hereto) and have contributed to its revision and (iii) any rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement.

(c) The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

Article 2
PURCHASE AND SALE

2.1 Purchase and Sale of Assets; Assumption of Liabilities; Excluded Assets and Excluded Liabilities.

(a) US Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, US Seller hereby (I) sells, transfers, assigns, and conveys to US Purchaser, free and clear of all Liens (other than Permitted Liens), and US Purchaser does hereby purchase and accept therefrom, all right, title, and interest in, to, and under the US Purchased Assets and (II) contributes the US Contributed Assets to LP. “US Transferred Assets” means, collectively, but excluding (x) the Excluded Assets and (y) the Canada Transferred Assets sold, transferred, assigned, and conveyed pursuant to Section 2.1(b) and Section 3.1(b):

(i) all tangible personal property located at the Specified Facilities other than the Surrey Distribution Center and Marfa I Greenhouse Facility and primarily used in connection with, or primarily relating to, the US Business, including inventory (to the extent included in the calculation of Actual Net Working Capital), supplies, furniture, fixtures, equipment, vehicles, hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, major, minor or other equipment, machinery, instruments, tools and computers (collectively, the “US Transferred Personal Property”);

(ii) the Intellectual Property Assets of the US Business other than the VF Marks (as defined in the TSA);

(iii) all Contracts listed on Schedule 2.1(a)(iii) (the “US Assigned Contracts”), including all claims or causes of action with respect to the Assigned Contracts other than the Excluded Claims;

(iv) to the extent transferrable under applicable Law, all Permits, including Environmental Permits, primarily used in connection with, or primarily relating to, the US Business, including those listed on Schedule 2.1(a)(iv) (collectively, the “US Transferred Permits”);

(v) all rights, to the extent transferable, under warranties, indemnities and all similar rights against third parties to the extent related to any US Transferred Assets;

(vi) except for records constituting Excluded Assets, all financial, and other records relating to the US Transferred Assets, including equipment records, administrative libraries, documents, construction plans, and specifications, catalogs, books, records, files, operating manuals; provided, that Sellers may retain copies of same;

(vii) all supplier information primarily used in or related to the US Business;

(viii) all customer lists primarily used in or related to the US Business;

(ix) all deposits (including security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses (including prepaid rent) made or paid in connection with, or relating to, the US Business, in each case to the extent included in the calculation of Actual Net Working Capital;

(x) to the extent transferable, all representations, warranties and guarantees made by suppliers, manufacturers and contractors in connection with products sold or services provided to Sellers primarily in connection with, or primarily relating to, the US Business;

(xi) to the extent transferable, all claims and causes of action arising in connection with, or relating to, the US Business other than the Excluded Claims, including all claims under insurance policies and insurance contracts relating to the US Transferred Assets other than in respect of the Excluded Claims;

(xii) Sellers’ interest in the Owned Real Property, together with all buildings, systems, fixtures and improvements thereon;

(xiii) Sellers’ interest in each Lease listed on Schedule 2.1(a)(xiii); and

(xiv) all goodwill associated with the Intellectual Property Assets other than the VF Marks.

(b) Canada Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Canada Seller hereby sells, transfers, assigns, and conveys to Canada Purchaser, free and clear of all Liens (other than Permitted Liens), and Canada Purchaser does hereby purchase and accept therefrom, all right, title, and interest in, to, and under the following, but excluding (x) the Excluded Assets and (y) the US Transferred Assets sold, transferred, assigned, and conveyed pursuant to Section 2.1(a) and Section 3.1(a) (the Assets contemplated to be purchased by Canada Purchaser in accordance with this Section 2.1(b), collectively, the “Canada Transferred Assets” and, together with the US Transferred Assets, collectively, the “Transferred Assets”):

(i) all tangible personal property located at the Surrey Distribution Center and primarily used in connection with, or primarily relating to, the Canada Business, including inventory (to the extent included in the calculation of Actual Net Working Capital), supplies, furniture, fixtures, equipment, vehicles, hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, major, minor or other equipment, machinery, instruments, tools and computers (collectively, the “Canada Transferred Personal Property”);

(ii) the Intellectual Property Assets in respect of the Canada Business other than the VF Marks;

(iii) all Contracts listed or described on Schedule 2.1(b)(iii) (the “Canada Assigned Contracts”), including all claims or causes of action with respect to the Canada Assigned Contracts other than the Excluded Claims;

(iv) to the extent transferable under applicable Law, all Permits, including Environmental Permits, primarily used in connection with, or primarily relating to, the Canada Business, including those listed on Schedule 2.1(b)(iv) (collectively, the “Canada Transferred Permits”);

(v) all rights, to the extent transferable, under warranties, indemnities and all similar rights against third parties to the extent related to any Canada Transferred Assets;

(vi) except for records constituting Excluded Assets, all financial and other records relating to the Canada Transferred Assets, including equipment records, administrative libraries, documents, construction plans, and specifications, catalogs, books, records, files, operating manuals; provided, that Sellers may retain copies of same;

(vii) all supplier information primarily used in or related to the Canada Business;

(viii) all customer lists primarily used in or related to the Canada Business;

(ix) all deposits (including security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses (including prepaid rent) made or paid in connection with, or relating to, the Canada Business, in each case to the extent included in the calculation of Actual Net Working Capital;

(x) all representations, warranties and guarantees made by suppliers, manufacturers and contractors in connection with products sold or services provided to Sellers primarily in connection with, or primarily relating to, the Canada Business;

(xi) all claims and causes of action arising in connection with, or relating to, the Canada Business other than the Excluded Claims, including all interests in and claims under insurance policies and insurance contracts relating to the Canada Transferred Assets;

(xii) all goodwill associated with the Intellectual Property Assets of the Canada Business other than the VF Marks;

(xiii) Sellers’ interest in each Lease listed on Schedule 2.1(b)(xiii); and

(xiv) all deposits (including security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses (including prepaid rent) made or paid in connection with, or relating to, the Surrey Distribution Center Lease.

(c) Notwithstanding anything to the contrary contained in this Agreement, Purchasers expressly understand and agree that they are not purchasing or acquiring, and Sellers are not selling or assigning, any assets, properties or rights other than the Transferred Assets, and all such other assets, properties and rights shall be excluded from the Transferred Assets (collectively, the “Excluded Assets”). Excluded Assets include the following assets, properties and rights of the Seller Group:

(i) all Equity Securities of Sellers;

(ii) all personnel and employee benefit files for current and former employees of the Seller Group;

(iii) all books and records related to (A) the Marfa I Greenhouse Facility and (B) all other Real Property of the Seller Group other than the Specified Facilities;

(iv) all employment agreements, Collective Bargaining Agreements, severance, retention, or termination agreements or other Contracts (in each case, other than any Assigned Contracts) with any employee or independent contractor (or their Representatives) of the Seller Group;

(v) all minute books, organizational documents, stock registers, and such other books and records of the Seller Group as pertain to ownership, organization or existence of the Seller Group or the business or assets of the Seller Group other than the Transferred Assets, and any other books and records which any member of the Seller Group is prohibited from disclosing or transferring to Purchasers under applicable Law and are required by applicable Law to retain;

(vi) all Benefit Plans and trusts or other assets attributable thereto;

(vii) all cash and cash equivalents of the Seller Group;

(viii) all accounts receivable and notes receivable arising in connection with, or relating to, the Business and any security, claim, remedy, or other right related to any of the foregoing;

(ix) all Claims set forth on Schedule 2.1(c)(ix) (the “Excluded Claims”);

(x) all interests in and claims under insurance policies and insurance contracts relating to the Excluded Assets or the Excluded Liabilities;

(xi) all Contracts that are not Assigned Contracts, including the Contracts set forth on Schedule 2.1(c)(xi) (the “Excluded Contracts”);

(xii) (A) all Intellectual Property other than the Intellectual Property Assets and (B) the VF Marks;

(xiii) subject to the other provisions of this Agreement, including those concerning Transfer Taxes and Asset Taxes, all Tax assets (including duty and Tax refunds and prepayments) of the Seller Group;

(xiv) the rights which accrue or will accrue to Sellers under the Transaction Documents;

(xv) any Permits held by the Seller Group that are not transferable pursuant to the terms thereof or pursuant to applicable Law;

(xvi) all privileged communications with, and work product of, Torys LLP as they relate to this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby, and the preparation and negotiation hereof and thereof together with all written or other materials consisting of, containing, summarizing or embodying such privileged communications and work product;

(xvii) all assets, properties and rights set forth on Schedule 2.1(c)(xvii); and

(xviii) all assets or properties to the extent used primarily by the Seller Group in their businesses other than the Business (including the Excluded Business).

(d) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, US Purchaser shall assume the following Liabilities of or with respect to US Seller and the US Transferred Assets (the “US Assumed Liabilities”) and Canada Purchaser shall assume the following Liabilities of or with respect to Canada Seller and the Canada Transferred Assets (the “Canada Assumed Liabilities”), effective as of the Closing (collectively, the “Assumed Liabilities”):

(i) all Liabilities of Sellers under the Assigned Contracts to the extent arising after the Closing (but expressly excluding any such Liabilities that arise from any breach or violation of an Assigned Contract by Sellers at or prior to the Closing or otherwise contemplated herein to constitute an Excluded Liability);

(ii) Current Liabilities to the extent included in the calculation of Actual Net Working Capital;

(iii) except as specifically provided in Section 7.8, all Liabilities relating to employee benefits, compensation or other arrangements with respect to any Purchaser Employee arising on or after such Purchaser Employee’s Employment Date;

(iv) all Taxes relating to or arising out of the Transferred Assets, the Business or the other Assumed Liabilities, other than Seller Taxes;

(v) all non-Tax Liabilities to the extent arising out of or relating to Purchasers’ ownership or operation of the Business and the Transferred Assets on or after the Closing;

(vi) all Liabilities under capital leases of Sellers relating to any Transferred Asset (excluding all Environmental Liabilities under capital leases of

Sellers to the extent arising out of or relating to facts, circumstances or conditions existing prior to the Closing (excluding any exacerbation occurring after Closing)) (“Assumed Indebtedness”);

(vii) all Liabilities of Sellers set forth on Schedule 2.1(d)(vii); and

(viii) all Liabilities relating to amounts required to be borne by or paid by Purchasers hereunder.

(e) Excluded Liabilities. Except for the Assumed Liabilities, no Purchaser shall assume pursuant to this Agreement or the transactions contemplated hereby, and no Purchaser shall have any liability for or with respect to, any Liabilities of any Seller, any of their respective Affiliates, or any of its or their respective predecessors‑in‑interest, of any kind, character, or description whatsoever (“Excluded Liabilities”), all of which shall continue to be Liabilities of Sellers. For the purpose of clarity and without intending to limit the generality or effect of the foregoing, Excluded Liabilities shall include the following Liabilities of Sellers and their respective predecessors‑in‑interest (except to the extent such Liabilities specifically constitute Assumed Liabilities pursuant to Section 2.1(d)):

(i) all Liabilities that constitute trade payables incurred prior to the Closing;

(ii) all Liabilities arising prior to the Closing in connection with, or relating to, any products sold or services performed prior to the Closing;

(iii) all Environmental Liabilities to the extent arising out of or relating to facts, circumstances or conditions existing prior to the Closing (excluding any exacerbation caused by Purchasers after Closing;

(iv) all Liabilities under capital leases of Sellers to the extent arising out of or relating to facts, circumstances or conditions existing prior to the Closing (excluding any exacerbation caused by Purchasers after Closing);

(v) all Liabilities arising prior to the Closing under Assigned Contracts;

(vi) all Liabilities arising from any Indebtedness other than Assumed Indebtedness;

(vii) all Liabilities arising from (A) Taxes of Sellers or any of their predecessors‑in‑interest or any affiliated, combined, consolidated, unitary or similar group of which any of the foregoing is or was a member (including Transfer Taxes allocated to Sellers pursuant to Section 7.4(a)), (B) Taxes that relate to the Transferred Assets, the Assumed Liabilities or the Business for any taxable period ending before the Closing Date and any Straddle Period that are allocable to Sellers pursuant to Section 7.4(b), and (C) Taxes of any other Person for which Sellers may be liable, whether as a transferee under any Tax allocation, sharing or similar agreement (whether oral or written) of Sellers or any of their respective predecessors‑in‑interest or otherwise (the Taxes described in clauses (A), (B) and (C) of this Section 2.1(e)(vii), collectively, “Seller Taxes”);

(viii) all Liabilities arising from (A) any Benefit Plan (whether or not disclosed on Schedule 4.16(a)), or any other benefit or compensation plan, program, policy, agreement or arrangement (including any severance or transaction related bonuses or incentives) of any kind at any time maintained, sponsored or contributed to (or required to be contributed to) by Sellers or any of their respective ERISA Affiliates, or otherwise with respect to which Sellers have any Liability, including any withdrawal liability under Part I of Subtitle E of Title IV of ERISA for a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA), or the amendment or termination of any Benefit Plan, (B) any employee or former employee of Sellers or any spouse, child or other dependent or beneficiary of any employee or former employee of Sellers (in any case, other than Liabilities arising in connection with the employment of, or relating to, any Purchaser Employee or any spouse, child or other dependent or beneficiary thereof, arising after the applicable Purchaser Employee’s Employment Date), (C) all withholding, payroll, social security, unemployment or similar Taxes (other than with respect to a Purchaser Employee arising after the applicable Purchaser Employee’s Employment Date), and (D) Taxes imposed on or with respect to the Excluded Assets or the Excluded Liabilities;

(ix) without limiting the generality of the TSA (including Service Exhibit 8 thereto), all Liabilities arising from (A) the employment or performance of services, or termination of employment or services, of any individual or group of individuals employed or engaged by Sellers, including any current or former employee, independent contractor, consultant, or other individual (or their Representatives) of Sellers, whether prior to, on, or after the Closing Date, including without limitation, WARN Act and COBRA Liabilities; (B) any hourly pay, salary, fees, commissions, bonuses, wages, severance, separation pay, retention payments, fringe benefits, pension, profit sharing payments or benefits, or any other payments or benefits of any kind or nature (plus any applicable withholding) relating to the employment or engagement of any individual or group of individuals employed or engaged by, or otherwise providing services to, Sellers, whether prior to, on, or after Closing Date; (C) workers’ compensation claims or any other claims for unpaid wages or other compensation made by any individual employed or engaged by Sellers, irrespective of whether such claims are made prior to or after the Closing Date; and (D) any and all earned and unused vacation pay, sick pay, and paid time off and any commissions, bonuses or fees of the Sellers’ current or former employees or individual service providers (plus any applicable withholding) as of the applicable Purchaser Employee’s Employment Date; in any of the foregoing clauses (A) through (D), other than Liabilities arising out of, relating to or with respect to any Purchaser Employee or group of Purchaser Employees, arising or accruing after the applicable Purchaser Employee’s Employment Date;

(x) without limiting the generality of the TSA (including Service Exhibit 8 thereto), all Liabilities under any employment agreement, Collective Bargaining Agreement, severance, retention, or termination agreement or other Contract that is not an Assigned Contract between any Seller and any employee, independent contractor, or consultant (or their Representatives) thereof;

(xi) all Liabilities arising from any pending or threatened (in writing) Claim relating to (A) the operation of the Business prior to the Closing or (B) any Excluded Asset; and

(xii) all Liabilities of Sellers pursuant to this Agreement.

(f) Proration of Certain Expenses. Subject to Section 7.4 with respect to Taxes and excluding any items in respect of which a deposit is being transferred pursuant to Section 2.1(a)(ix) or Section 2.1(b)(i), (i) all expenses, rents and other payments due under any leases constituting part of the Transferred Assets, (ii) all charges for water, gas, electricity, telephone service, assessments, utilities and like expenses for the Owned Real Property and the Leased Premises and (iii) other proratable Real Property items and other periodic charges not otherwise allocable pursuant to this Agreement shall be prorated between the applicable Seller, on the one hand, and the applicable Purchaser, on the other hand, as of the Closing Date. The applicable Sellers shall be responsible for all such amounts in respect of the period ending immediately prior to the Closing. The applicable Purchasers shall be responsible for all such amounts for the period beginning immediately prior to the Closing. In furtherance of the foregoing, the applicable Purchasers shall pay the full amount of any invoices received by them and the applicable Sellers shall promptly reimburse the applicable Purchasers for the applicable Sellers’ share of such expenses, and the applicable Sellers shall pay the full amount of any invoices received by them and the applicable Purchasers shall promptly reimburse the applicable Sellers for the applicable Purchasers’ share of such expenses.

2.2 Closing Payment Certificate and Payments at the Closing.

(a) Purchase Price. The aggregate consideration to be paid and/or delivered by, or on behalf of GP, LP, US Purchaser, Canada Purchaser and Holdings at the Closing, in exchange for the purchase of the Transferred Assets and for the agreement by the Sellers to be bound and abide by the agreements and covenants set forth herein and/or the other Transaction Documents, shall be the assumption of the Assumed Liabilities and the payment of the cash purchase price as contemplated by this Article 2 and the issuance of LP Common Units and a GP Membership Interest to VF pursuant to Article 3.

(b) Closing Payment Certificate. At least three (3) Business Days prior to the Closing Date, Seller Representative shall have prepared and delivered to Purchaser Representative a certificate (the “Closing Payment Certificate”) signed and attested to by an officer of Seller Representative certifying Seller Representative’s good faith estimate (including all calculations in reasonable detail) of: (i) all payments required at Closing and including or attaching the following: (A) the aggregate amount of all Seller Expenses (if any), accompanied by an invoice or pay-off letter from each applicable third-party payee to whom Seller Expenses will be owing as of the Closing; (B) the aggregate amount of all Closing Indebtedness (if any) and a spreadsheet showing the amount of Closing Indebtedness owing to each creditor thereof; and (C) wire instructions for Sellers and all of the payments referenced in this Section 2.2(b) or to be made pursuant to Section 2.2(c); (ii) Net Working Capital (such estimated amount, “Estimated Net Working Capital”); and (iii) the resulting Closing Payment Amount.

(c) Closing Payments. At the Closing, Purchasers shall pay or cause to be paid: (i) the Escrow Amount by wire transfer of immediately available funds to an escrow account to be established by Purchaser Representative and Seller Representative with the Escrow Agent (the “Escrow Account”), to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement; (ii) on behalf of Sellers, all Seller Expenses (if any) to the applicable third parties as set forth on the Closing Payment Certificate; (iii) on behalf of Sellers, all Closing Indebtedness (if any) to the applicable third parties, in each case, as set forth on the Closing Payment Certificate; and (iv) to the Sellers, in accordance with Schedule 2.2(c), an aggregate amount (the “Closing Payment Amount”) equal to (A) the Base Purchase Price minus (B) the Escrow Amount minus (C) the Estimated Indebtedness, minus (D) the Estimated Seller Expenses plus (E) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (F) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital. Each amount payable under this Section 2.2(c) to Sellers or a payee of Closing Indebtedness or Seller Expenses, as and when due, shall be payable (net of any applicable withholding pursuant to Section 2.5) by wire transfer of immediately available funds to the bank account specified for such Person on the Closing Payment Certificate, as applicable, or such other bank account as shall have been designated by such Person in writing at least two (2) Business Days prior to the due date for such payment.

2.3 Determination of Actual Net Working Capital.

(a) Within ninety (90) days after the Closing Date, Purchaser Representative shall prepare and deliver to Seller Representative a certificate (the “Purchaser Closing Certificate”), signed by Purchaser Representative, setting forth, in reasonable detail, its determination of the Net Working Capital and identifying any adjustments to the Purchase Price and components thereof (pursuant to the terms of Section 2.4) as a result of such amounts being greater or less than the amounts set forth for such items in the Closing Payment Certificate. The Purchaser Closing Certificate (and the calculations of Net Working Capital set forth therein) shall be prepared and computed in good faith, (A) without giving effect to the Closing or the Transactions and (B) in accordance with the Accounting Principles.

(b) If Seller Representative objects to any of the calculations in the Purchaser Closing Certificate, then, within sixty (60) days after Seller Representative’s receipt of the Purchaser Closing Certificate, Seller Representative must deliver a written notice to Purchaser Representative specifying, in reasonable detail, its good faith determination and alternative calculation of, each item subject to dispute and the basis therefor, in each case, to the extent then known to Seller Representative (the “Dispute Notice”). If Seller Representative (i) does not properly and timely deliver a Dispute Notice and thereby object to the calculation of Net Working Capital as set forth in the Purchaser Closing Certificate within sixty (60) days after receipt or (ii) provides written notice to Purchaser Representative accepting the calculation of the Purchase Price set forth in such certificate during such sixty (60)-day period, then the Purchase Price (and components thereof) shall be adjusted as set forth in the Purchaser Closing Certificate, and payment shall be made in accordance with Section 2.4. During such sixty (60)-day period, Purchasers shall permit Seller Representative reasonable access to such relevant work papers and other documentation relating to the preparation of the Purchaser Closing Certificate or the calculation of any amounts contained therein, as may be reasonably necessary to permit Seller Representative to review in detail the manner in which the Purchaser Closing Certificate was prepared or the amounts contained therein were calculated; provided, however, that such access shall not require Purchasers to disclose information covered by the attorney-client, work product or similar privilege and shall not unreasonably disrupt the daily operations of the Business. If Seller Representative provides a Dispute Notice within such sixty (60)-day period, then Purchaser Representative and Seller Representative shall negotiate in good faith to resolve the disputes set forth therein within twenty (20) days following Purchasers’ receipt of such Dispute Notice (the “Resolution Period”), and any written resolution agreed to by the parties as to any disputed items and amounts shall be final and binding on, and non-appealable by, the parties for all purposes under this Agreement. If Seller Representative delivers a Dispute

Notice within such sixty (60) day period, then any items not objected to by Seller Representative (or by Purchaser Representative as a result of the items disputed by Seller Representative in any such Dispute Notice) shall be final, binding, non-appealable, and conclusive for purposes of this Section 2.3.

(c) If, at the conclusion of the Resolution Period, Purchaser Representative and Seller Representative have not reached an agreement on all disputes reflected in the Dispute Notice or raised by Purchaser Representative as a result of the items disputed by Seller Representative (such unresolved disputes reflected in the Dispute Notice, together with the unresolved items raised by Purchaser Representative as a result of the items disputed by Seller Representative, the “Final Disputed Items”), any such Final Disputed Items still outstanding shall be submitted by Purchaser Representative or Seller Representative to the Independent Accounting Firm. Each party agrees to cause to be executed, as soon as practicable, on its behalf, if requested by the Independent Accounting Firm, a reasonable engagement letter with respect to the determination to be made by the Independent Accounting Firm. The Independent Accounting Firm shall assess and determine only the Final Disputed Items, and the Independent Accounting Firm’s determination thereof shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Accounting Firm of the Final Disputed Items shall be based solely on written presentations made with respect thereto by Purchaser Representative and Seller Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review. Purchaser Representative and Seller Representative shall use their commercially reasonable efforts to make their respective written presentations as promptly as practicable following submission to the Independent Accounting Firm of the disputed items (but in no event later than thirty (30) days) after engagement of the Independent Accounting Firm, all written materials included in such presentations made to the Independent Accounting Firm shall be promptly shared between Purchaser Representative and Seller Representative, and each such party shall be entitled to respond to the presentation of the other party and any questions and requests of the Independent Accounting Firm, in each case in writing to the Independent Accounting Firm with a copy to the other party. Notwithstanding the foregoing, neither Seller Representative nor Purchaser Representative, nor any of their respective Representatives and Affiliates, shall have any ex parte conversations or meetings with the Independent Accounting Firm without the prior written consent of the other party, as applicable (other than with respect to ministerial matters similar to matters that would be discussed with a clerk of a court). In deciding any matter, the Independent Accounting Firm (i) shall be bound by the provisions of this Agreement including the definitions and this Section 2.3 and (ii) may not assign a value to any Final Disputed Item (A) greater than the greatest value for such item claimed by Purchaser Representative or Seller Representative or (B) less than the smallest value for such item claimed by Purchaser Representative or Seller Representative. The Independent Accounting Firm’s determination shall be made within ninety (90) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement, including the basis for each conclusion, delivered to Seller Representative and Purchaser Representative and shall be final, conclusive, non-appealable and binding on all parties and for all purposes hereunder; provided, however, that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction upon a finding that the Independent Accounting Firm committed Manifest Error with respect to its determination. The determination of the Independent Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other statute. For purposes hereof, “Manifest

Error” means an indisputable error of judgment in complete disregard of the facts of the matter at hand, the applicable rules or principles.

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm under Section 2.3(c) shall be borne by Purchaser Representative and Seller Representative, respectively, in the proportion that the aggregate dollar amount of the Final Disputed Items submitted to the Independent Accounting Firm by such parties that are unsuccessfully disputed by such parties (as finally determined by the Independent Accounting Firm) bears to the aggregate dollar amount of the Final Disputed Items submitted by Purchaser Representative and Seller Representative collectively. By way of example, and not by way of limitation, if Seller Representative seek a $[***Redacted – Commercially Sensitive Information***] upward adjustment and the Independent Accounting Firm determines that there should be a $[***Redacted – Commercially Sensitive Information***] upward adjustment, then Seller Representative would be responsible for three-sevenths (3/7) of the fees and expenses of the Independent Accounting Firm and Purchaser Representative would be responsible for four-sevenths (4/7) of the fees and expenses of the Independent Accounting Firm. Any such fees and expenses of the Independent Accounting Firm shall be payable on demand. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Accounting Firm shall be borne by the party incurring such cost and expense.

2.4 Post-Closing Adjustment to the Purchase Price. The amount finally determined in accordance with Section 2.3 for Net Working Capital (the “Actual Net Working Capital”) shall be used to calculate post-Closing adjustments to the Purchase Price, as follows:

(a) Net Closing Figure Excess. If the Actual Net Working Capital exceeds the Estimated Net Working Capital, then, within five (5) Business Days after the Determination Date the applicable Purchasers shall pay (via wire transfer of immediately available funds into the applicable bank account(s) designated by Seller Representative on the Closing Payment Certificate, or such other account(s) as may be designated by Seller Representative in writing) to Sellers, in accordance with Schedule 2.2(c), an amount equal to such excess.

(b) Net Closing Figure Deficiency. If the Estimated Net Working Capital exceeds the Actual Net Working Capital, then, within five (5) Business Days after the Determination Date, Sellers, in accordance with Schedule 2.2(c), shall pay an amount equal to such excess, by wire transfer of immediately available funds to the applicable Purchasers; provided, however, that the applicable Purchasers shall be entitled (but shall not be required), in their sole discretion, to recover such excess from the Escrow Funds, in which case, within five (5) Business Days after the Determination Date, Seller Representative and Purchaser Representative shall jointly instruct the Escrow Agent to disburse the amount of such excess to the applicable Purchasers.

2.5 Withholding Taxes. LP, Purchaser Representative, Seller Representative and the Escrow Agent shall not deduct or withhold any Taxes from any amounts payable pursuant to this Agreement unless such deduction or withholding of Taxes is required under applicable Law. In the event any applicable Law requires the deduction or withholding of any Tax from any such payments, then, notwithstanding any other provision in this Agreement, LP, Purchaser Representative, Seller Representative, and the Escrow Agent (as applicable) shall have the right (a) to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by

Law and (b) to collect any necessary Tax forms, including Form W-9 or W-8, as applicable, or any similar information, from Seller Representative and any other recipient of any payment hereunder. To the extent that amounts are withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made. Purchasers, Purchaser Representative and the Escrow Agent shall not deduct or withhold U.S. federal income Taxes from any payments to be made to a Seller hereunder if the applicable Seller provides a duly executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding pursuant to Section 2.7(a)(iii).

2.6 Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park New York, New York 10036, or by mutual agreement of the parties, the Closing may take place remotely by conference call and electronic (i.e., email/PDF) delivery with exchange of original signatures by overnight mail. The Closing shall take place on the third (3rd) Business Day after all of the conditions set forth in Article 8 are satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing) or on such other date as may be mutually agreed by the parties hereto (as applicable, the “Closing Date”). The Closing shall be deemed to have been consummated at 12:01 a.m., prevailing Eastern Time on the Closing Date solely for tax and accounting purposes.

2.7 Closing Deliverables.

(a) Closing Deliverables to be Delivered by Sellers. At the Closing, Sellers will deliver or cause to be delivered to Purchasers:

(i) the Escrow Agreement, duly executed by Seller Representative;

(ii) transaction invoices or pay-off letters with respect to all Seller Expenses (if any);

(iii) payoff letters or releases in form and substance satisfactory to Purchaser Representative with respect to each item of Closing Indebtedness of Sellers listed on Schedule 2.7(a)(iii) duly executed by the applicable creditors in customary and legally effective form (A) setting forth all amounts (including principal and accrued but unpaid interest) necessary to be paid to repay in full any such amounts through the Closing Date, (B) providing that, upon payment in full of such amounts, all obligations owed to such holder with respect to such amounts are satisfied and released in their entirety, (C) providing that upon payment in full of such amounts, all Liens and other collateral securing such amounts are terminated and released, and (D) accompanied by appropriate UCC financing statement termination statements and PPSA financing change statements (discharges or partial discharges, as applicable);

(iv) from each Seller conveying any US Transferred Asset, a properly completed IRS Form W-9, and from each other Seller, an IRS Form W-8 or W-9, as applicable, in each case duly executed by such Seller;

(v) each consent, approval, waiver and authorization, in form and substance reasonably satisfactory to Purchaser Representative, set forth on Schedule 2.7(a)(v);

(vi) all documentation and information as reasonably requested by Purchasers in connection with “know your customer” requirements and ABC-AML Laws and Sanctions;

(vii) a power of attorney in form and substance reasonably satisfactory to Purchaser Representative, authorizing Purchasers or their attorneys-in-fact to endorse and deposit all checks and other evidences of indebtedness received by Purchasers after the Closing on account of the Transferred Assets;

(viii) an assignment and assumption and bill of sale, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by VF, US Seller and Canada Seller;

(ix) an IP assignment agreement, in the form attached hereto as Exhibit C (the “IP Assignment”), duly executed by US Seller;

(x) the Transition Services Agreement, in the form attached hereto as Exhibit D (the “TSA”), duly executed by VF, US Seller and Canada Seller;

(xi) the Sales, Marketing and Distribution Agreement, in the form attached hereto as Exhibit E (the “SM&D Agreement”), duly executed by Canada Seller;

(xii) the Marfa Greenhouse Facility Sublease, in the form attached hereto as Exhibit F (the “Marfa Sublease”), duly executed by Agro Power Development, Inc.;

(xiii) [Reserved.]

(xiv) [Reserved.]

(xv) the Lease Agreement, in the form attached hereto as Exhibit G (the “H-2A Lease”), duly executed by the landlord thereunder;

(xvi) a certificate of an officer of Sellers certifying as to the resolutions of the governing body of each Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(xvii) a certificate of compliance/status (or its equivalent) for the Canada Seller from the applicable Governmental Authority in the jurisdiction in which the Canada Seller is required to maintain its registered office;

(xviii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser Representative, as may be required to give effect to this Agreement;

(xix) the Amended and Restated Limited Liability Company Agreement of GP, in the form attached hereto as Exhibit H (the “GP LLC Agreement”), duly executed by US Seller;

(xx) the Amended and Restated Limited Partnership Agreement of LP, in the form attached hereto as Exhibit I (the “LP LPA Agreement”), duly executed by US Seller and Canada Seller; and

(xxi) any properly completed and executed tax elections required by Section 7.4(i).

(b) Closing Deliverables to be Delivered by Purchasers. At the Closing, Purchasers will deliver or cause to be delivered to Sellers or other applicable Person:

(i) to Sellers, the Closing Payment Amount as provided in Section 2.2(c);

(ii) to the Persons set forth on Schedule 11.4, the applicable amounts set forth therein;

(iii) the Escrow Agreement, duly executed by Purchaser Representative and the Escrow Agent;

(iv) the IP Assignment, duly executed by US Purchaser;

(v) the Assignment and Assumption Agreement, duly executed by LP, US Purchaser, and Canada Purchaser;

(vi) the TSA, duly executed by LP, GP, Holdings, US Purchaser and Canada Purchaser;

(vii) the SM&D Agreement, duly executed by Canada Purchaser;

(viii) the Marfa Sublease, duly executed by US Purchaser;

(ix) the H-2A Lease, duly executed by US Purchaser;

(x) a certificate of an officer of Purchasers certifying as to the resolutions of the governing body of each Purchaser, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(xi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller Representative, as may be required to give effect to this Agreement;

(xii) the GP LLC Agreement, duly executed by GP;

(xiii) the LP LPA Agreement, duly executed by LP;

(xiv) any properly completed and executed tax elections required by Section 7.4(i);

(xv) all documentation and information as reasonably requested by Sellers in connection with “know your customer” requirements and ABC-AML Laws and Sanctions;

(xvi) certificates of coverage evidencing that Purchasers have obtained insurance policies of Purchasers with respect to property, general liability and worker’s compensation, in each case sufficient for compliance with all applicable Laws, the Assigned Contracts and the Business Permits and from reputable, creditworthy carriers, and in amounts reasonably satisfactory to Seller Representative and Purchaser Representative; and

(xvii) the registration number of Canada Purchaser under the Excise Tax Act (Canada) and supporting documentation therefor.

(c) Closing Deliverables to be Delivered by each Initial Investor. At the Closing, each Initial Investor will deliver or cause to be delivered to LP, GP and/or other applicable Person:

(i) the GP LLC Agreement, duly executed by such Initial Investor;

(ii) the LP LPA Agreement, duly executed by such Initial Investor;

(iii) to LP, such Initial Investor’s Contribution Amount.

(d) Other Closing Deliverables and Actions. The parties hereto will also execute such other documents and perform such other acts after the Closing as may be necessary for the implementation and consummation of the Transactions.

2.8 Purchase Price Allocation. For Tax purposes, the parties shall allocate among the Transferred Assets, the Purchase Price, the Assumed Liabilities, and all other capitalized costs in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate). No later than one hundred and twenty (120) days after the Closing Date, Purchaser Representative shall prepare and deliver to Seller Representative a proposed allocation schedule allocating the Purchase Price, the Assumed Liabilities, and all other capitalized costs among the Transferred Assets in accordance with Section 1060 of the Code. If, within twenty (20) days after delivery of the proposed allocation, Seller Representative objects to any item contained therein, Seller Representative and Purchaser Representative shall negotiate in good faith to resolve such dispute; provided, however, that if Seller Representative and Purchaser Representative are unable to resolve such dispute within thirty (30) days following receipt of Seller Representative’s objection, such dispute shall be resolved by the Independent Accounting Firm (such allocation schedule as finally agreed to by Seller Representative and Purchaser Representative, the “Allocation”). The fees and expenses of the Independent Accounting Firm relating to such dispute shall be borne equally by Seller Representative and Purchaser Representative. The parties shall file all Tax Returns (including amended returns, claims for refund and IRS Form 8594) in a manner consistent with the Allocation, unless otherwise required by a contrary “determination” within the meaning of Section 1313(a) of the Code (or, for applicable state, provincial, territorial, local or non-U.S. purposes, a determination of equivalent finality). Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation.

2.9 Intercompany Arrangements. Each of the Purchasers acknowledges, on behalf of itself and its Affiliates, that (a) the Business as presently conducted receives or benefits from Shared Services furnished by members of the Seller Group and (b) effective as of the Closing, the sole obligations of the members of the Seller Group with respect to the provision of any Shared Services to the Business shall be as set forth in the TSA.

Article 3
ISSUANCE AND SALE OF LP COMMON UNITS, LP PREFERRED UNITS AND GP MEMBERSHIP INTERESTS

3.1 Issuance of LP Common Units and GP Membership Interest to Sellers.

(a) At the Closing, subject to the agreements and covenants set forth herein and/or the other Transaction Documents, (i) in exchange for the US Contributed Assets contributed to LP pursuant to Section 2.1(a), LP shall issue to US Seller, and US Seller shall acquire from LP, free and clear of Liens, other than restrictions specified in the LP LPA Agreement or restrictions under applicable state and federal securities Laws, [***Redacted – Commercially Sensitive Information***] LP Common Units, and (ii) GP shall issue and sell to US Seller, and US Seller shall purchase and acquire from GP, free and clear of Liens, other than restrictions specified in the GP LLC Agreement or restrictions under applicable state and federal securities Laws, a GP Membership Interest. Immediately following the contribution of the US Contributed Assets to LP, LP shall contribute the US Contributed Assets to Holdings. Immediately following the contribution of the US Contributed Assets to Holdings, Holdings shall contribute the US Contributed Assets to US Purchaser, its wholly owned subsidiary.

(b) At the Closing, as partial consideration for the purchase of the Canada Transferred Assets, the assumption of the Canada Assumed Liabilities, and for the agreement by the Canada Seller to be bound and abide by the agreements and covenants set forth herein and/or the other Transaction Documents, LP shall issue and sell to Canada Seller, and Canada Seller shall purchase and acquire from LP, free and clear of Liens, other than restrictions specified in the LP LPA Agreement or restrictions under applicable state and federal securities Laws, [***Redacted – Commercially Sensitive Information***] LP Common Units.

3.2 Issuance and Sale of LP Preferred Units, LP Common Units and GP Membership Interests to Initial Investors.

(a) At the Closing, (i) (A) LP shall issue and sell to the Initial Investors, and the Initial Investors shall purchase and acquire from LP, free and clear of Liens, other than restrictions specified in the LP LPA Agreement or restrictions under applicable state and federal securities Laws, [***Redacted – Commercially Sensitive Information***] LP Preferred Units in the aggregate as to all Initial Investors (allocated among the Initial Investors in accordance with their respective percentage interests as specified on Annex 2) and (B) LP shall issue and sell to KL Fund, and KL Fund shall purchase and acquire from LP, free and clear of Liens, other than restrictions specified in the LP LPA Agreement or restrictions under applicable state and federal securities Laws, [***Redacted – Commercially Sensitive Information***] Common Units and (ii) GP shall issue and sell to each Initial Investor, and each Initial Investor shall purchase and acquire from GP, free and clear of Liens, other than restrictions specified in the GP LLC Agreement or restrictions under applicable state and federal securities Laws, a GP Membership Interest.

(b) In consideration for the issuance and sale of LP Preferred Units and the GP Membership Interests to each Initial Investor pursuant to Section 3.2(a), such Initial

Investors shall pay to LP and GP, by wire transfer of immediately available funds, the applicable amount specified with respect to such Initial Investor on Annex 2 (each such Initial Investor’s “Contribution Amount”).

(c) [***Redacted – Commercially Sensitive Information***]

3.3 Certain Representations and Warranties of LP and GP. LP and GP (each, an “Issuing Entity”) jointly and severally represent and warrant to (x) each of VF, Canada Seller, US Seller and each Initial Investor that the statements contained in Sections 3.3(a) - 3.3(d) are true, correct, and complete as of Closing and (y) VF, Canada Seller and US Seller that the statements contained in Section 3.3(e) are true, correct, and complete as of Closing:

(a) Organization. LP is a Delaware limited partnership and GP is a Delaware limited liability company, in each case duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and each of LP and GP is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not be materially adverse to the ability of such Issuing Entity to consummate the issuance and sale of (i) in the case of LP, the LP Common Units and LP Preferred Units, and (ii) in the case of GP, the GP Membership Interests (collectively, the “Issued Equity”) in accordance with the terms hereof.

(b) Necessary Authority. Each of LP and GP has the requisite limited partnership power or limited liability company power, as applicable, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will become a party, to perform its obligations hereunder and thereunder, and to consummate the issuance and sale of the applicable Issued Equity. This Agreement and the other Transaction Documents to which LP and/or GP is a party have been duly authorized, executed and delivered by LP and/or GP and constitute the legal, valid and binding obligations of LP and/or GP enforceable against LP and/or GP in accordance with its terms and conditions, except to the extent enforceability may be limited by the Enforceability Exceptions.

(c) No Conflicts. The execution, delivery and performance by LP and GP of this Agreement and the other Transaction Documents to which either of them is a party, and the consummation of the issuance and sale of Issued Equity do not and will not (a) violate the Governing Documents of LP or GP, (b) except as listed on Schedule 5.3, require LP or GP to obtain the consent or approval of, or make any filing with, any Person or public authority, (c) violate any Law, or (d) constitute or result in the breach of any provision of, or constitute a default under, any Contract to which LP or GP is party or by which its assets are bound.

(d) Capitalization. As of immediately following the consummation of the issuance and sale of the Issued Equity pursuant to this Article 3, the authorized Equity Securities in LP and GP consist solely of the Equity Securities set forth on Annex 2. All of such Equity Securities have been duly authorized and validly issued in accordance with the applicable Governing Documents and applicable Law, and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the LP LPA Agreement or GP LLC Agreement, as applicable, or under applicable state and federal securities Laws.

(e) Brokers. No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the issuance and sale of the Issued Equity, based upon arrangements made by or on behalf of LP or GP.

3.4 Certain Representations and Warranties of Canada Seller, US Seller and the Initial Investors. Each of Canada Seller, US Seller and each Initial Investor, severally, and not jointly and severally, represents and warrants to LP and GP that the statements contained in this Section 3.4 are true and correct, solely with respect to himself, herself, or itself, as of Closing:

(a) He, she, or it understands that the investment in the applicable Issued Equity is a speculative investment involving a high degree of risk, and is aware that there is no guarantee that he, she, or it will realize any gain from this investment and that he, she, or it could lose the total amount of this investment.

(b) He, she, or it is acquiring the applicable Issued Equity for his, her, or its own account, with the intention of holding the applicable Issued Equity with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the applicable Issued Equity and shall not make any sale, transfer, or pledge thereof in violation of this Agreement, the LP LPA Agreement, the GP LLC Agreement, the Securities Act, or any applicable securities laws of any state. He, she, or it does not have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to any Person to sell, transfer, or grant participation to any Person with respect to the applicable Issued Equity.

(c) He, she, or it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. He, she, or it is not a broker-dealer registered under Section 15(a) of the Securities and Exchange Act of 1934, as amended, or a member of the Financial Industry Regulatory Authority, Inc. or an entity engaged in the business of being a broker dealer.

(d) He, she, or it is financially able to bear the economic risk of this investment, including the ability to hold the resulting the applicable Issued Equity indefinitely or to afford a complete loss of its investment in the applicable Issued Equity.

(e) He, she, or it has received all the information that he, she, or it has requested relating to LP and GP and the acquisition of the applicable Issued Equity. He, she, or it has had an opportunity to ask questions and receive answers from LP and GP regarding the terms and conditions of the offering of the applicable Issued Equity.

(f) He, she, or it is not relying on (and will not at any time rely on) any communication (written or oral) of LP, GP or any of their respective Affiliates, as investment advice or as a recommendation to purchase the applicable Issued Equity, it being understood that information and explanations related to the terms and conditions of the applicable Issued Equity and the other Transaction Documents that are described herein shall not be considered investment advice or a recommendation to purchase the applicable Issued Equity. He, she, or it confirms that none of LP, GP or any of their respective Affiliates, or any person associated with or representing any of them, has (i) given any guarantee or representation as to the potential success, return, effect, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of an investment in the applicable Issued Equity, (ii) made any representation to or warranty to him, her, or it, or any other Person, regarding the legality of an investment in the applicable Issued Equity under applicable legal investment or similar laws or regulations, or (iii) provided him, her, or it, or any other Person, with any tax, legal, accounting, financial, investment, or business advice in connection with an investment in the applicable Issued Equity. In deciding to purchase the applicable Issued Equity, he, she, or it is not relying on the advice or recommendations of LP, GP or any of their respective Affiliates, or any Person associated with or representing any of them, and he, she, or it has made its own independent decision that the investment in the applicable Issued Equity is suitable and appropriate for him, her, or it.

(g) Except for the representations and warranties expressly set forth in this Agreement, none of LP, GP or any of their respective Affiliates has made or makes any other express or implied representation or warranty, either written or oral, in connection with the consummation of the transactions contemplated by this Agreement.

(h) He, she, or it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the applicable Issued Equity, and has the capacity to protect his, her, or its own interests in connection with such investment.

(i) He, she, or it acknowledges that the applicable Issued Equity must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. He, she, or it is aware of the provisions of Rule 144 promulgated under the Securities Acts which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

(j) He, she, or it understands that no public market now exists and that a market may never exist for the applicable Issued Equity.

(k) He, she, or it acknowledges that none of the applicable Issued Equity was offered or sold to him, her, or it by means of any form of general solicitation or general advertising.

3.5 Legend. Any certificate representing the Issued Equity, sold pursuant to this Agreement will be imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND THEIR OFFER AND SALE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY U.S. STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE U.S. STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

Article 4
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Sellers, jointly and severally, hereby represent and warrant to Purchasers that the statements set forth in this Article 4 are true and correct:

4.1 Organization. Each Seller is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of organization, as applicable, and is qualified or registered to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered or in good standing would not have a Material Adverse Effect. Each Seller is qualified or registered to do business in each jurisdiction listed on Schedule 4.1. Each Seller has all requisite organizational and legal power and authority to own, operate and lease its properties and carry on its business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect. No Seller is in violation of any provision of such Seller’s Governing Documents.

4.2 Authorization. Each Seller has all requisite corporate, limited liability company or partnership power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions in accordance therewith. The execution and delivery by each Seller of the Transaction Documents to which it is or will be a party, the performance by such Seller of its obligations thereunder, and the consummation of the transactions contemplated hereby or thereby have each been duly and validly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller will be necessary to authorize such Transaction Documents, the performance by such Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

4.3 Binding Agreement. This Agreement has been duly executed by Sellers and delivered to Purchasers, and each other Transaction Document to which any Seller will be party will be duly executed and delivered to Purchasers, LP and/or GP (as applicable) at Closing, and, in each case, assuming the due authorization, execution and delivery by each other party thereto, constitutes or will constitute the legal, valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles (the “Enforceability Exceptions”).

4.4 No Conflicts. Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers and the consummation of the Transactions by Sellers do not and will not (a) require a notice, consent or waiver under, or violate or conflict with, the Governing Documents of any Seller, (b) violate or conflict with or require any notice, consent or waiver under or pursuant to any Law or Order to which any Seller or any Asset is subject or may be bound, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, require a waiver or notice pursuant to, or give rise to any right of termination, modification, cancellation, acceleration or purchase under any of the terms, conditions or provisions of any Assigned Contract or Business Permit, except as would not reasonably be expected to have a Material Adverse Effect, (d) result in or require, with or without giving notice or the lapse of time or both, the imposition of a Lien (other than a Permitted Lien) on any Transferred Assets, except as would not reasonably be expected to have a Material Adverse Effect, or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

4.5 Permits.

(a) Sellers have obtained all Permits, including Environmental Permits, necessary to own and occupy the Transferred Assets and to conduct the Business as it is currently conducted, all of which are listed on Schedule 4.5(a) (the “Business Permits”).

(b) Except as set forth on Schedule 4.5(b), the Business Permits are valid, binding, and in full force and effect. All fees and charges with respect to such Business Permits due and payable as of the date hereof have been paid in full. True and correct copies of the Business Permits (including any and all material amendments, modifications, exhibits, annexes and schedules to such Permits) have been made available to Purchasers at least three (3) Business Days prior to the date hereof.

(c) The Business Permits are sufficient in all material respects for the continued operation of the Business following the Closing in substantially the same manner as conducted prior to the Closing. Except as set forth on Schedule 4.5(c), Sellers are not aware of any condition, event, or circumstance that might prevent or impede the transferability of the Business Permits to the applicable Purchaser pursuant to this Agreement.

(d) Except as set forth on Schedule 4.5(d), Sellers are, and at all times during the previous three (3) years have been, in compliance in all material respects with the terms of all Business Permits. Sellers have not received written, or to Sellers’ Knowledge, any other notice from any Governmental Authority of any violation, or Liability, in respect of any Business Permit or lack thereof, which remains pending or unresolved or is the source of ongoing obligations or requirements.

4.6 Compliance with Laws. Sellers are, and at all times during the previous three (3) years have been, in compliance in all material respects with all Laws and all Orders to which they are or have been subject in connection with the Transferred Assets. Except as set forth on Schedule 4.6, none of the Sellers have received written, or to Sellers’ Knowledge, oral notice of any violation of or noncompliance with any Law or Order on the part of Sellers or involving the Transferred Assets, or directing Sellers to take any remedial action with respect to any Law or Order or otherwise.

4.7 Title to and Condition of Assets.

(a) Sellers have good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use and sell, transfer, convey, assign and deliver to Purchasers, each of the Transferred Assets, free and clear of all Liens other than Permitted Liens. The delivery to Purchasers at the Closing of the Transaction Documents contemplated by Section 2.7(a) will vest in Purchasers good, marketable and exclusive title to such Transferred Assets, free and clear of all Liens other than Permitted Liens.

(b) Sellers have a valid, binding and enforceable leasehold interest in, or other valid, binding and enforceable right to possess and use, each of the Transferred Assets which is not owned by Sellers. The delivery to Purchasers at the Closing of the Transaction Documents contemplated by Section 2.7(a) will vest in Purchasers a valid, binding and enforceable leasehold interest in, or other valid binding and enforceable right to possess and use, such Transferred Assets in accordance with the applicable Assigned Contracts and free and clear of all Liens other than Permitted Liens.

(c) Except to the extent set forth on Schedule 4.7(c), the Transferred Assets, together with Purchasers’ rights under the TSA and the SM&D Agreement, are sufficient for Purchasers to conduct the Business immediately after the Closing Date in the Ordinary Course of Business, and to Sellers’ Knowledge, the Specified Facilities are in good operating condition in all material respects (ordinary wear and tear excepted) and are adequate for the uses to which they are being put in the Ordinary Course of Business, and none of the Specified Facilities are in need of maintenance or repairs (except for ordinary, routine maintenance and repairs that are not material in nature or cost).

4.8 Condition of Personal Property. Except as set forth on Schedule 4.8, all items of US Transferred Personal Property and Canada Transferred Personal Property used in the operation of the Business (a) are in good operating condition and repair in all material respects (ordinary wear and tear excepted and ordinary, routine maintenance and repairs excepted) and (b) are suitable for their intended use and usable in the Ordinary Course of Business.

4.9 Intellectual Property.

(a) Schedule 4.9(a) sets forth (i) all Intellectual Property Assets that are registered or pending registration (“Registered IP Assets”) and (ii) material Intellectual Property that is not included in Registered Intellectual Property Assets. Sellers do not own, individually or jointly with others, any issued patents or patent applications, copyright registrations or applications, or material proprietary software.

(b) Except as set forth on Schedule 4.9(b), all Registered IP Assets are subsisting, valid, and enforceable and Sellers exclusively own, free and clear of all Liens, except for Permitted Liens, all right title and interest in and to the Intellectual Property Assets and own or otherwise have the enforceable right to use all material Intellectual Property, including material third party Intellectual Property used in the conduct of the Business.

(c) Except as set forth on Schedule 4.9(c), to Sellers’ Knowledge, the use of the Intellectual Property Assets in the Business, and the conduct of the Business, do not infringe, misappropriate, or otherwise violate in any material manner any other Person’s rights, including the Intellectual Property of any other Person. Sellers have no Knowledge of any facts or circumstances that may constitute infringement, dilution, misappropriation, or other unauthorized use by any other Person of any material Intellectual Property Assets. No (i) Claim against Sellers is pending and (ii) Sellers have not received any complaint or notice alleging or claiming that Sellers have or are infringing, misappropriating or otherwise violating the rights, including Intellectual Property, of any Person or challenging the validity or enforceability of the Intellectual Property Assets or the ownership by Sellers thereof. There are no Claims pending or threatened by Sellers with respect to the infringement, misappropriation or violation by any other Person of the Intellectual Property Assets.

(d) Sellers have taken commercially reasonable measures to protect and maintain in confidence all material confidential information owned by Sellers and all material Intellectual Property Assets that constitute, or that Sellers intend or intended to retain as, a Trade Secret. To Sellers’ Knowledge, no such Trade Secret or confidential information has been disclosed by Sellers to any Person other than employees, consultants or contractors of Sellers who had a need to know and who used the Intellectual Property Assets in the ordinary course of employment or contract performance subject to a written and enforceable confidentiality agreement or obligation. To Sellers’ Knowledge, there has been no unauthorized access to any such confidential information or Trade Secret by any unauthorized Persons.

(e) Within the past three (3) years, Sellers have not suffered any Security Incident, and, to Sellers’ Knowledge, no service provider (in the course of providing services for or on behalf of Sellers) has suffered any Security Incident. Sellers have taken commercially reasonable measures to safeguard and maintain Sellers’ Systems, and the Systems do not contain any ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Sellers’ Systems (i) are reasonably sufficient for the conduct of the Business; (ii) are in good working order; (iii) function in all material respects in accordance with all specifications and any other descriptions under which they were supplied; (iv) are substantially free of any material defects, bugs and errors. Sellers have sufficient rights or have been granted sufficient licenses or permissions to use, all Systems in all material respects. There have been no material failures, breakdowns, continued substandard performance or other material adverse events affecting any of the Systems of Sellers or that have caused substantial disruption or interruption in or to the use of such Systems or the Business. The execution of this Agreement and the other Transaction Documents and the consummation of the Transactions do not violate any privacy policy, terms of use, Contract or applicable Law relating to the use, dissemination, transfer or other processing of any Sensitive Data in any material respect.

(f) The past and present collection, use, retention, and dissemination of Personal Information by Sellers and the policies, plans and procedures, and facilities for privacy, physical and cyber security, disaster recovery, business continuity and incident response, comply with, in all material respects, and have not in any material respect violated (i) any Contract to which Sellers are party, (ii) applicable Privacy and Security Laws, or (iii) any applicable privacy policy of Sellers. Sellers have not received any written notice alleging any violation of Privacy and Security Laws. Sellers have not received any written notice from any Governmental Authority that they are under investigation by any Governmental Authority for a violation of any Privacy and Security Law.

4.10 Contracts.

(a) Schedule 4.10(a) attached hereto (which lists Contracts by each applicable subsection referenced below in this Section 4.10(a)) contains a complete, current, and correct list of all of the following Contracts (collectively the “Material Contracts”) to which one or more Sellers is a party or under which one or more Sellers is bound in connection with the Business and/or the Transferred Assets (other than Leases, which shall constitute Material Contracts but are listed on Schedule 4.19(c)):

(i) any partnership, joint venture, or other similar Contract or arrangement currently in effect, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) that have been consummated and under which there remain any continuing obligations or rights or that remain in effect but have not yet been consummated, or any other Contract under which there exists any Liability with respect to an “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation;

(ii) any Contract for Indebtedness (in any case, whether incurred, assumed, guaranteed, or secured by any Transferred Asset);

(iii) any Contract that limits the Business from marketing, selling, or otherwise promoting or providing services in any geographic area;

(iv) any Assigned Contract containing restrictions on the transfer of such Contract (including, for the avoidance of doubt, any change of control provisions or anti-assignment provisions) that would be triggered by the Transactions;

(v) any Contract that involves standstill or similar arrangements pursuant to which Sellers have agreed not to pursue one or more types of business transactions with any Person;

(vi) any Contract that contains any exclusivity right in favor of a third party, including any obligation to purchase goods or services exclusively from or refer parties exclusively to any third party;

(vii) any Contract under which “most favored nation” pricing provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more Persons;

(viii) any Contract with (i) any other Seller or any of its respective Affiliates or (ii) any manager, member, director or officer of any Seller or its Affiliates (other than for employment on customary terms), other than Contracts that will be terminated as of the Closing;

(ix) any settlement agreement or consent decree entered into between Sellers and any current or former officer of Sellers or any other Person (including any insurance company or any Governmental Authority);

(x) any Contract with any Governmental Authority;

(xi) any leases of personal property providing for aggregate payments in excess of $[***Redacted – Commercially Sensitive Information***] per year;

(xii) any Contract that creates a Lien (other than a Permitted Lien) on all or any portion of the Transferred Assets;

(xiii) any Contract pursuant to which (i) Sellers permit or agree to permit any other Person to use, sublicense, or enforce any Intellectual Property Asset (including, any license, royalty, indemnification, settlement, consent-to-use, standstill, or similar agreements) other than Contracts with customers or suppliers in the Ordinary Course of Business or (ii) Sellers are permitted to use, sublicense, or enforce any Intellectual Property of any third party, excluding Contracts for commercially available, non-customized off-the-shelf software products or similar SaaS agreements with annual fees less than $[***Redacted – Commercially Sensitive Information***];

(xiv) any Contract providing that a Seller shall indemnify any Person, other than Contracts in the Ordinary Course of Business of such Seller;

(xv) any power of attorney granted by a Seller that is currently effective and outstanding;

(xvi) any Contract the loss or termination of which would reasonably be expected to have a Material Adverse Effect;

(xvii) any employment agreement with Business Employees earning in excess of $[***Redacted – Commercially Sensitive Information***] per year;

(xviii) any Contract (other than Benefit Plans) not otherwise of a type listed above involving reasonably anticipated aggregate payments to or from Sellers in excess of $[***Redacted – Commercially Sensitive Information***] annually;

(xix) any distribution, reseller or agency agreement or other similar Contract;

(xx) any outstanding written commitment to enter into any agreement of the type described in the foregoing subsections of this Section 4.10(a); and

(xxi) each amendment, supplement and modification in respect of each of the foregoing.

(b) Sellers have made available to Purchaser Representative true, complete, and current copies of all written Material Contracts (including any and all amendments, modifications, exhibits, annexes and schedules to such Contracts) and true, correct, and complete summaries of all non-written Contracts, in each case, at least two (2) Business Days prior to the date hereof.

(c) Each of the Material Contracts to which Sellers are party is in full force and effect, and is valid, binding, and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Except as would not reasonably be expected to have a Material Adverse Effect, there exists no material breach, default or violation on the part of Sellers or, to Sellers’ Knowledge, on the part of any other party thereto, under any Material Contract to which Sellers are or were a party nor have Sellers received written, or to Sellers’ Knowledge, other notice of any such breach, default or violation. Except as set forth on Schedule 4.10(c), (i) Sellers have not received written notice of an intention by any party to any Material Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract and (ii) to Sellers’ Knowledge, the consummation of the Transactions will not affect the validity, enforceability or continuation of any Material Contract (except as set forth on Schedule 2.7(a)(v)). To Sellers’ Knowledge, no Seller has waived any material rights under any Material Contract.

4.11 Litigation. Except as set forth on Schedule 4.11, there are no actions, suits, investigations, Claims or other proceedings (including any arbitration proceedings) pending or, to Sellers’ Knowledge, threatened against Sellers, or pending or threatened by Sellers against any third party, at law or in equity, or before or by any Governmental Authority (including any actions, suits, proceedings or investigations with respect to the Transactions), and there are no Orders outstanding against any Seller, in each case, (a) relating to, implicating, or affecting the Business, the Transferred Assets, and/or the Assumed Liabilities, or (b) that challenge or seek to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement.

4.12 Financial Statements.

(a) The Financial Information is attached as Schedule 4.12(a). The Financial Information was prepared solely for the purpose of the transactions contemplated by this Agreement and is not intended to be, and does not constitute, a presentation of fully consolidated financial information for the Business in accordance with GAAP. The Financial Information is qualified by the fact that the Business has not operated as a separate standalone entity and that the Business has been allocated certain transactions and balances which are not reflective of such transactions and balances had the Business operated on a standalone basis.

(b) The Financial Information (i) has been prepared from, and is in accordance with, the books and records of Sellers, which books and records have been maintained in good faith, and (ii) fairly presents in all material respects the financial condition and the results of the operations of the Business as of the dates thereof and for the periods covered thereby. Except as set forth on Schedule 4.12(b), the Financial Information has been prepared in accordance with GAAP, as consistently applied by Sellers. Since the Balance Sheet Date, there has been no change in any of the accounting (or Tax accounting) policies, practices or procedures of Sellers.

4.13 Liabilities. There are no Liabilities burdening, encumbering, or relating to the Business or any of the Transferred Assets required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities to the extent: (a) fully and accurately disclosed in the Financial Information, (b) incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which relate to violations of Law or a breach of a Material Contract), or (c) listed on Schedule 4.13 to this Agreement.

4.14 Tax Matters.

(a) All of the US Transferred Assets have been properly listed and described on the applicable property Tax rolls for all periods prior to and including the Closing (to the extent required to be so listed and described), and no portion of the US Transferred Assets constitutes omitted property for property Tax purposes.

(b) With respect to the Business and the Transferred Assets, (i) Sellers have collected all sales, use, value-added, and similar Taxes required to be collected and have remitted on a timely basis such amounts and any other Asset Taxes due to the appropriate Taxing Authority; (ii) no audit, investigation, dispute, reassessment or asserted deficiency is pending or has been threatened with respect to such Taxes; and (iii) Sellers have requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which they would otherwise have been obligated to collect or withhold such Taxes.

(c) None of the US Transferred Assets is (i)(A) property required to be treated as being owned by another Person under the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, (B) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (C) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (D) “limited use property” within the meaning of Rev. Proc. 2001-28, (E) described in Section 168(g)(1)(A) of the Code with respect to which Sellers or any of their affiliates has claimed depreciation deductions in determining its U.S. federal income tax liability, (F) subject to a “Section 467 rental agreement” as defined in Section 467 of the Code, or (G) subject to any provision of law comparable to any of the provisions listed above; or (ii) “a section 197(f)(9) intangible” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993).

(d) Sellers have requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold with respect to the Business and the Transferred Assets.

(e) None of the Canada Transferred Assets is or has been at any time a “United States real property interest” within the meaning of Section 897 of the Code.

(f) None of the Transferred Assets is treated, or is required to be treated, as an equity interest in any Person for U.S. federal income tax purposes (including a joint venture, partnership or other arrangement or contract that is treated, or required to be treated, as a partnership for such purposes).

(g) Canada Seller is a “Canadian Partnership” and the general partner of Canada Seller is not a non-resident person within the meaning of section 116 of the Tax Act.

(h) VF is not a non-resident of Canada for purposes of the Tax Act.

(i) Canada Seller is a registrant for the purposes of the Excise Tax Act (Canada) and its registration number is 83779 2126 RT0001.

(j) Schedule 4.14(j) lists each jurisdiction (national and subnational) in which Seller has filed a Tax Return in respect of the Business and the Transferred Assets.

4.15 Solvency. No Seller is the subject of any pending, rendered or, to Sellers’ Knowledge, threatened insolvency proceedings of any character. No Seller has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

4.16 Employee Benefit Plans.

(a) Except as set forth on Schedule 4.16(a), Sellers do not sponsor, maintain, contribute to or have any Liability with respect to, any Benefit Plan. Seller has separately identified in Schedule 4.16(a) each Foreign Plan. Sellers have made available to Purchasers a true, current and complete copy (or, to the extent such plan is unwritten, an accurate written description of the material terms of such plan) of (i) plan documents for each Benefit Plan (including all amendments thereto) and related trust agreements; (ii) if applicable, a copy of the most recent summary plan description for such Benefit Plan and all summaries of material modifications; (iii) if applicable, the most recent IRS determination letter and/or opinion letter; (iv) all material, non-routine filings with a Governmental Authority with respect to each Benefit Plan for the past year; (v) if applicable, the most recent Form 5500 and schedules thereto and nondiscrimination testing for the most recent plan year; and (vi) if applicable, the latest financial statements for each Benefit Plan.

(b) (i) Except as would not result in material Liability to Purchasers, each Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws; (ii) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter, opinion letter or advisory letter from the IRS that is currently in effect or is a prototype plan that has received a notification letter from the IRS, and, to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification; (iii) except as would not result in material Liability to Purchasers, with respect to each Benefit Plan, all required contributions and premium payments required to have been made under the terms of the Benefit Plan or in accordance with Laws have been timely made or reflected on Sellers’ financial statements in accordance with GAAP; and (iv) except as would not result in material Liability to Purchasers, other than routine claims for benefits, no Lien or Claim to or by any Person or Governmental Authority has been filed or, to the Sellers’ Knowledge, threatened against or on behalf of any Benefit Plan

(c) No Benefit Plan is or in the past six (6) years has been subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, nor do Sellers maintain, sponsor, contribute to or have any Liability (including on account of any ERISA Affiliate) with respect to, or have in the past six (6) years maintained, sponsored, contributed to or had any Liability (including on account of any ERISA Affiliate) with respect to, any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA); (iii) “multiple employer plan” (as defined in Section 413(c) of the Code or Section 210 of ERISA); or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) Except as set forth on Schedule 4.16(d), neither the execution or delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event or condition, (i) give rise to or accelerate any payment or vesting or increase the amount of compensation or benefits due to any current or former officer, director, employee, independent contractor or consultant (or their respective Representatives or beneficiaries) of Sellers or (ii) result in any payment or benefit that could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code and the regulations promulgated thereunder. Sellers do not have any obligation to “gross-up” or reimburse any Person for taxes or related interest or penalties incurred by such Person, including under Section 4999, 409A or 105(h) of the Code.

(e) Except as would not result in material Liability to Purchasers: (i) no Benefit Plan requires or obligates Purchasers to assume the benefits or to have any liability or obligation thereunder, except to the extent required under COBRA for which the covered individual pays the full cost of coverage, and (ii) neither Sellers nor any ERISA Affiliate of any Seller has any obligations to provide health, life, death or similar benefits to or in respect of former employees or equityholders of Sellers, except for health continuation coverage to the extent required under COBRA, for which the covered individual pays the full cost of coverage.

(f) Except as would not result in a material Liability to Purchasers: (i) each Foreign Plan has been established, maintained and administered in all material respects in accordance with its terms and applicable Law, and, if intended to qualify for special tax treatment, meets all the requirements for such treatment and, to Sellers’ Knowledge, there are no existing circumstances or events that have occurred that would reasonably be expected to adversely affect such special tax treatment; (ii) no commitments to improve or otherwise amend any Foreign Plan have been made except as required by applicable Law; (iii) no Foreign Plan is, has ever been or is intended to be: (A) a “registered pension plan” as such term is defined in subsection 248(1) of the Canadian Income Tax Act, R.S.C. 1985, cl.1, (B) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Canadian Income Tax Act, R.S.C. 1985, cl. 1, (C) an “employee life and health trust” as such term is defined in subsection 248(1) of the Canadian Income Tax Act, R.S.C. 1985, cl.1, (D) a “deferred profit sharing plan” as such term is defined in subsection 147(1) of the Canadian Income Tax Act, R.S.C. 1985, cl.1, (E) contains a “deferred benefit provision” as such term is defined in subsection 147(1) of the Canadian Income Tax Act, R.S.C. 1985, cl.1; or (F) provides for any Tax “gross up” or “make-whole” payments or, to the Sellers’ Knowledge, has been alleged by a Governmental Authority to be a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Canadian Income Tax Act, R.S.C. 1985, cl. 1; (iv) all employer and employee contributions to each Foreign Plan required by its terms or applicable Law have been made and any other payments (including insurance premiums) otherwise due in respect of a Foreign Plan have been timely paid in full, in each case in all material respects; and (v) each Foreign Plan required to be registered has been registered and, to Sellers’ Knowledge, has been maintained in good standing with applicable regulatory authorities in all material respects.

4.17 Insurance. Schedule 4.17 lists all insurance policies (by policy number, insurer, annual premium, premium payment dates, expiration date and type of coverage) held by or on behalf of Sellers relating to the Transferred Assets and/or the Business, as of the date hereof, copies of which have been provided to Purchaser Representative. All insurance policies listed on Schedule 4.17 are in full force and effect as of the date hereof. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect as of the Closing, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. To Sellers’ Knowledge, there are no outstanding claims under such policies that are reasonably likely to exhaust the applicable limit of liability. The insurance policies held by or on behalf of Sellers are sufficient for compliance with all applicable Laws and Contracts to which Sellers are party or by which they or any of the Transferred Assets are subject or bound.

4.18 Environmental Matters.

(a) Except as set forth on Schedule 4.18(a), Sellers are, and at all times during the last three (3) years have been, in compliance in all material respects with all Environmental Laws with respect to the Specified Facilities, the Transferred Assets and the Business, and, to Sellers’ Knowledge, no capital or other material expenditures are required to maintain or achieve such compliance, other than as reflected in the Financial Information.

(b) Except as set forth on Schedule 4.18(b), none of the Sellers have received any written notice regarding any actual or alleged violation of or any Liability, including any corrective, investigatory or remedial obligations, arising under Environmental Laws or that could reasonably be expected to give rise to any Environmental Liability with respect to the Transferred Assets, Specified Facilities or the Business, which remains pending or unresolved or is the source of ongoing obligations or requirements.

(c) Except as set forth on Schedule 4.18(c), there are no pending or, to Sellers’ Knowledge, threatened Environmental Claims with respect to the Transferred Assets, Specified Facilities or the Business.

(d) Except as set forth on Schedule 4.18(d), other than regulatory orders of general applicability, none of the Sellers (with respect to the Business), the Specified Facilities or the Transferred Assets are subject to any Order arising under Environmental Law that would reasonably be expected to impose any material restriction or burdensome requirement on the Specified Facilities or the Transferred Assets or involve remedial action following Closing.

(e) There have been no Releases of Hazardous Materials at, on, about, under or migrating to or from the Specified Facilities or the Transferred Assets in a manner that has resulted or could reasonably be expected to result in any material Environmental Liabilities of Sellers or, after the Closing, Purchasers.

(f) Except as set forth on Schedule 4.18(f), none of the following exists at any of the Leased Premises, the Specified Facilities or the Transferred Assets:

(i) above-ground or underground storage tanks, including associated tank piping or dispensers;

(ii) asbestos-containing materials in any form or condition;

(iii) materials or equipment containing polychlorinated biphenyls; or

(iv) landfills, surface impoundments or other waste disposal areas.

(g) Sellers have not assumed, either expressly or by operation of Law, any material Liabilities, including corrective or remedial obligations of any other Person relating to Environmental Laws with respect to the Transferred Assets, the Specified Facilities or the Business.

(h) To Sellers’ Knowledge, no facts, events or conditions exist relating to the Specified Facilities, the Transferred Assets, or the Business that will prevent, hinder or limit continued compliance in all material respects with Environmental Law or give rise to material Liabilities under Environmental Law.

(i) Sellers have provided or otherwise made available to Purchasers complete copies of all material environmental reports, studies, audits, site assessments, risk assessments, written claims and complaints, consent decrees, and other similar documents in the possession or control of Sellers related to compliance (or noncompliance) with Environmental Laws or any potential Environmental Liabilities with respect to the Transferred Assets, the Specified Facilities or the Business.

4.19 Real Estate.

(a) Schedule 4.19(a) contains a complete and accurate list of all Real Property owned by one or more of the Sellers and used, or held for use, in the conduct or operation of the Business (the “Owned Real Property”). No third party holds any option or right of first refusal to acquire the Owned Real Property. The Owned Real Property is not subject to any license, lease or tenancy of any kind and there are no parties, other than the Sellers, occupying or with a right to occupy the Owned Real Property.

(b) With respect to each parcel of Owned Real Property: (i) as of the date hereof, the Sellers have not received any written notice of (x) violations in any material respect of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Owned Real Property, (y) existing or pending condemnation proceedings affecting the Owned Real Property, or (z) existing or pending zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect in any material respect the ability to operate the Owned Real Property as currently operated; and (ii) as of the date hereof, neither the whole nor any material portion of any Owned Real Property has been damaged or destroyed by fire or other casualty that has not been adequately repaired.

(c) Schedule 4.19(c) contains a complete and accurate list of all Real Property leased, licensed, or otherwise occupied by Sellers and used, or held for use, in the conduct or operation of the Business (the “Leased Premises”), and of all leases, subleases, licenses, lease guaranties, agreements and documents, and all amendments, modifications and addenda thereto, in each case pursuant to which Sellers lease, license or otherwise have the right to use any Leased Premises (collectively, the “Leases”). Sellers have delivered or made available to Purchasers a true and complete copy of each of the Leases that are memorialized in writing and have described each oral Lease on Schedule 4.19(c). With respect to the Leases, (i) the Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, (ii) no event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder on the part of Sellers, and (iii) Sellers have no Knowledge of the occurrence of any event that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder by any other party. Sellers hold a valid and existing leasehold interest under each Lease, free and clear of all Liens, other than Permitted Liens. Sellers have not subleased, sublicensed or otherwise granted to any other third party the right to use or occupy any part of the Leased Premises. Sellers are not party to any lease brokerage, commission or finder’s agreement. Sellers have not pledged, assigned or otherwise encumbered any of the Leases or the leasehold estates, rights or interests created by such Leases. Schedule 4.19(c) separately identifies all Leases for which consents or waivers must be obtained on or prior to the Closing Date (or that have been obtained) in order for such Leases to continue in effect according to their terms after the Closing Date. Sellers have not waived any rights under any Lease that would be in effect on or after the date of this Agreement and that would be materially adverse to Sellers or any successor in interest to Sellers’ leasehold interest in such Lease. Sellers have accepted full possession of each Leased Premises and are currently occupying same pursuant to and in accordance with the express terms of the applicable Lease.

4.20 Affiliate Interests. Except as set forth on Schedule 4.20, the Transaction Documents, and any employment-related agreements entered into in connection therewith, (a) there are no Contracts or arrangements directly or indirectly relating to the Business and/or the Transferred Assets that would continue to have effect after the Closing by and between any

Seller, on the one hand, and any Affiliates or any Related Person, on the other hand, and (b) no officer, director, manager, or Affiliate of any Seller owns or has owned, directly or indirectly, or has or has had any interest in any of the Transferred Assets.

4.21 Employees.

(a) Schedule 4.21(a) contains a true, correct and complete list of all employees, except the Farm Labor Contractors, of Sellers performing services primarily for the Business as of the date of this Agreement (the “Business Employees”), including for each: (i) name, (ii) legal employing entity (and, if different, entity for which majority of duties are performed), (iii) job title, (iv) annual salary, commission, and/or hourly or daily wage rate (as applicable), (v) to the extent applicable, other compensation payable (including bonuses, deferred compensation, commission arrangements, or other forms of compensation), (vi) classification as “exempt” or “non-exempt” under the Fair Labor Standards Act of 1938, as amended and any state or local, or Laws governing wages, hours, and overtime pay (collectively, the “FLSA”) or, in the case of Business Employees located in Canada, classification as “eligible” or “ineligible” for overtime pay pursuant to applicable employment standards legislation, (vii) start date, (viii) indication of whether the Business Employee is on a leave of absence (and, if so, the nature of the leave and expected date of return, if applicable), (ix) work location, (x) full-time, part-time, temporary, or other status, (xi) vacation or similar paid time off eligibility for the current calendar year (including any accrued, unused vacation carried over from prior years and the dollar amount thereof), (xii) union affiliation (if any), and (xiii) visa status (if applicable).

(b) Set forth on Schedule 4.21(b) is a complete and accurate list of all natural persons who, as of the date of this Agreement, are independent contractors of Sellers, whether individually or through a legal entity, such as a limited liability company, performing services for the Business (the “Business Independent Contractors,” and together with the Business Employees, the “Business Service Providers”), including for each: (i) individual or entity name, (ii) description and duration of engagement, (iii) hourly rate or average rate of fees, and (iv) work location.

(c) Each officer of Sellers who is a Business Employee and, to Sellers’ Knowledge, each employee of Sellers who is a Business Employee, is currently devoting all of his or her business time to the conduct of the Business, as applicable, and is not devoting any business time to the conduct of any other business. To Sellers’ Knowledge, none of the Business Employees are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Sellers because of the nature of the business conducted or presently proposed to be conducted by Sellers or to the use of trade secrets or proprietary or confidential information of others. There are neither pending, nor, to Sellers’ Knowledge, threatened, Claims with respect to any Contract referred to in the preceding sentence. Sellers are not delinquent in payments to any of the Business Services Providers for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for them to the date hereof or amounts required to be reimbursed to such Business Services Providers.

(d) Except (x) as set forth on Schedule 4.21(d) and (y) for payments that will be listed on the Closing Payment Certificate, Sellers do not have any binding commitments (whether written or verbal) to any Business Services Providers with respect to compensation, benefits, promotion, retention, termination, severance, policies, change in control, other terms and conditions of employment or similar matters in connection with the Transactions.

(e) Within the past three (3) years, (i) the Sellers have not received any written Claim disputing the classification of any Business Services Provider as an “independent contractor,” consultant, volunteer, subcontractor, “temp,” leased employee, or other contingent worker; and (ii) each Business Employee classified as “exempt” from overtime under the FLSA or not eligible for overtime pay pursuant to applicable employment standards legislation has been properly classified as such, and Sellers have not incurred any material liabilities under the FLSA or the applicable employment standards legislation; (iii) each Business Employee classified as “non-exempt” from overtime under the FLSA or eligible for overtime pay pursuant to applicable employment standards legislation has been properly categorized as such according to applicable Law, and has been paid overtime wages consistent with applicable Law; and (iv) Sellers have not failed to provide advance notice of layoffs or terminations as required by the WARN Act, and have not incurred any liability or obligation under the WARN Act, and no “plant closings” or “mass layoffs,” as those terms are defined in the WARN Act, are currently contemplated.

(f) Sellers are, and for the past three (3) years have been, in compliance, in all material respects, with all applicable Laws regarding labor and employment as applicable to the Business Services Providers, including, but not limited to, all Laws relating to discrimination, harassment, and retaliation; employment practices; the hiring, promotion, assignment, and termination of employees; classification of employees and independent contractors; equal employment opportunities; disability; labor relations; terms and conditions of employment; payment of wages; hours of work; immigration; background and credit checks; workers’ compensation; employee benefits; working conditions; occupational safety and health; family and medical leave; and data and privacy protection.

(g) There is not, and within the past three (3) years, there has not been (i) any action or allegation made or, to Sellers’ Knowledge, threatened or reasonably anticipated, relating to discrimination (including sex-based discrimination), harassment (including sexual harassment or sexual misconduct), or retaliation, or breach of any of Sellers’ policies relating to the foregoing, in each case involving any current or former Business Service Provider; (ii) any settlement or similar out-of-court or pre-litigation agreement or arrangement relating to alleged discrimination, harassment, or retaliation, or breach of any of Sellers’ policies relating to the foregoing; or (iii) to Sellers’ Knowledge, any written allegation received by the Sellers in connection with the engagement by any Business Service Provider in, or cover up of, conduct that, if known to the public, would bring Sellers or the Business into material disrepute or that could cause or has caused any material damage to the reputation or business of Sellers or the Business, including, but not limited to, any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

(h) To Sellers’ Knowledge, no Business Employee intends to terminate his or her employment, and no Business Employee has received an offer to join a business that is competitive with the Business.

(i) To Sellers’ Knowledge, each of the Business Service Providers has all work permits, immigration permits, visas, or other authorizations required by Law in order for such individual to lawfully provide the services to Sellers required of his or her employment or position. Sellers have obtained completed Form I-9s from those Business Employees for whom such form is required by Law.

(j) Sellers are in compliance in all material respects with all obligations pursuant to Title 20, Section 655 et seq. of the Code of Federal Regulations with relation to the H-2A workers and with the Migrant and Seasonal Agricultural Worker Protection Act of 1983.

4.22 Employment and Labor Relations.

(a) Except for any agreements identified in Schedule 4.22(a), Sellers have never been and are not party to, subject to, or bound by, any collective bargaining, works council, trade union, or labor union agreement (each, a “Collective Bargaining Agreement”) with a group of employees, labor union, works council, employee representative, or labor organization (each a “Union” and collectively, “Unions”). None of the Business Employees are represented by any Union with respect to their employment with Sellers and no Collective Bargaining Agreement is being negotiated by Sellers. There is no pending or, to the Sellers’ Knowledge, threatened, nor has there been in the past three (3) years, any, organizing effort or demand for recognition or certification or attempt to organize any of the Business Employees. There is no, and in the past (3) years, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, picketing, boycott, handbilling, walkout, demonstration, leafleting, sit-in, sick-out, concerted job action or other similar labor activity or dispute affecting the Business. No Collective Bargaining Agreement requires Purchasers, prior to Closing, to consult with any Union or take any action with respect to any Collective Bargaining Agreement in connection with the execution of this Agreement.

(b) Except as set forth in Schedule 4.22(b), there are no, and for the past three (3) years there have not been any, pending or, to Sellers’ Knowledge, threatened, lawsuits, material grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, Claims, or proceedings (including without limitation any administrative investigations, charges, Claims, actions, or proceedings) brought by or on behalf of any applicant for employment to perform services primarily for the Business, any current or former employee, representative, agents, consultant, independent contractor, subcontractor, leased employee, volunteer, “temp,” person alleging to be a current or former employee, in any case, who provides or provided services primarily for the Business, or any group or class of the foregoing, or any Governmental Authority, in each case in connection with such person’s affiliation with, or the performance of such person’s services for, the Business, alleging a violation of any labor or employment Laws, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.

4.23 Brokers. Except as set forth on Schedule 4.23, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the Transactions based upon arrangements made by or on behalf of any Seller.

4.24 Anti-Money Laundering; Sanctions Compliance.

(a) Neither any Seller nor any officer, director, manager or employee of any Seller, or to the Sellers’ Knowledge, any agent or other Person acting on behalf of or at the direction of any Seller has in the last five (5) years, violated, or is in violation of any provision of the FCPA, the Bank Secrecy Act, the USA Patriot Act, the Money Laundering Control Act, the Criminal Code (Canada), as applicable, or any applicable Law related to anti-corruption, anti-bribery, anti-money laundering or counter-terrorism financing (collectively, the “ABC-AML Laws”). Without limiting the generality of the foregoing, to the Sellers’ Knowledge, none of the foregoing Persons has in the last five (5) years, (i) used any funds on the Sellers’ behalf for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made on Sellers’ behalf any unlawful offer of payment of anything of value to any “foreign official” as that term is defined in the FCPA or any Person acting on behalf of a Governmental Authority, or (iii) made on Sellers’ behalf any other unlawful payment, nor have any of them otherwise taken any action that would cause any Seller to be in violation of the FCPA, the Bank Secrecy Act, the USA Patriot Act or any applicable Law of similar effect to such listed Laws. To Sellers’ Knowledge, none of the members, officers, managers, employees or agents of Sellers has been a foreign government officer, agent or employee of a foreign Governmental Authority or is currently a government officer, agent or employee of a Governmental Authority.

(b) Neither any Seller nor, any officer, director, manager or employee of any Seller, or, to Sellers’ Knowledge, any agent or other Person acting on behalf of or at the direction of any Seller, is a Restricted Person or a Person with whom dealings are prohibited under any Sanctions. Each Seller (i) has been in the last six (6) years and is in compliance in all material respects with Ex-Im Laws; (ii) has been in the last six (6) years and is in compliance in all respects with applicable Sanctions; (iii) has not had and does not have assets located in, or otherwise directly or indirectly derived or derives revenues from or engaged or engages in, investments, dealings, activities, or transactions in or with or involving any Sanctioned Country or Restricted Person; and (iv) has not imported into the United States any item manufactured wholly or in part with forced labor or in violation of the Uyghur Forced Labor Prevention Act.

(c) Each Seller has implemented and maintains policies and procedures reasonably designed to ensure compliance, including relating to or affecting the Transferred Assets, with ABC-AML Laws, Ex-Im Laws and applicable Sanctions. There are, and for the last six (6) years have been, no actions, suits, Claims or to Sellers’ Knowledge, investigations or other proceedings pending or threatened against, or internal investigations or written notices involving, any Seller or any officer, director, manager, employee or agent of any Seller or other Person acting on behalf of or at the direction of any Seller in connection with a potential or actual violation of ABC-AML Laws, Sanctions or Ex-Im Laws, including relating to or affecting the Transferred Assets; and, to Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Claims. Nothing in this Agreement requires or indicates a violation or conflict with the Foreign Extraterritorial Measures (United States) Order, 1992.

(d) Sellers have timely disclosed to the proper government officials credible evidence known to a member, officer, manager or employee of Sellers of any known violations of U.S. federal criminal law involving Fraud, bribery or gratuity violations found in Title 18 of the U.S. Code or applicable Laws of similar effect.

4.25 Subsequent Events.

(a) Except as set forth in Schedule 4.25(a) (which is subdivided into subsections corresponding to the applicable subsections referenced below in this Section 4.25(a)), since the Balance Sheet Date: (x) Sellers have conducted the Business in the Ordinary Course of Business (including, but not limited to, making maintenance capital expenditures consistent with past practice); (y) there has been no Material Adverse Effect on Sellers; and (z) Sellers have not:

(i) (A) increased the compensation payable to any of the Business Employees, except for (1) increases in salary, wages or the accrual for or payment of bonuses payable to Business Employees pursuant to an existing Contract (as in effect on the date of this Agreement and disclosed on Schedule 4.10(a)(i)) or (2) increases in salaries or wages of Business Employees (other than Business Employees who are officers of Sellers), in each case, in the Ordinary Course of Business, (B) granted any severance or termination pay to, or entered into or modified any employment, change-in-control, retention, indemnification, non-competition, bonus or severance agreement with, any Business Employees, (C) made any loan to any Business Employee (other than as permitted under the terms of a tax-qualified Benefit Plan); or (D) entered into or modified any Contract with any Business Employee that is not terminable at-will and provides compensation in excess of $[***Redacted – Commercially Sensitive Information***] per year;

(ii) except for the sale of inventory in the Ordinary Course of Business and except for any disposition of a property or asset that constitutes a Transferred Asset with a value of less than $250,000, sold, leased, exchanged, mortgaged, pledged, transferred or otherwise encumbered or disposed of, or agreed to sell, lease, exchange, mortgage, pledge, transfer, cancel, abandon or otherwise encumber or dispose of, any of the Transferred Assets, or transferred, disposed of or licensed to any Person any material Intellectual Property Assets, except for non-exclusive licenses granted in the Ordinary Course of Business;

(iii) created or incurred any Liens on any of the Transferred Assets (except for Permitted Liens);

(iv) incurred, assumed or guaranteed any Indebtedness in connection with the Transferred Assets in an aggregate amount exceeding $[***Redacted – Commercially Sensitive Information***], except (A) equipment financing and (B) unsecured current obligations and liabilities incurred in the ordinary course of business;

(v) proposed, adopted or otherwise made effective any amendments or modifications to their Governing Documents;

(vi) made, changed or revoked any Tax election, deferred any Tax pursuant to Section 2302 of the CARES Act or otherwise, entered into any closing agreement with respect to any Tax, settled or compromised any Tax claim or any assessment or surrendered any right to claim a Tax refund, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, made or requested any Tax ruling, entered into any Tax sharing or similar agreement or arrangement, or amended any Tax Return or taken any position on any Tax Return inconsistent with past practice, initiated any voluntary Tax disclosure or Tax amnesty or similar filings with any Taxing Authority, changed any

Tax accounting period or policy, adopted or changed any Tax method of accounting, or taken any action, omitted to take any action or entered into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax assets of Purchasers in respect of any taxable period ending after the Closing Date, in each case, with respect to the Business or the Transferred Assets;

(vii) waived, released, granted or transferred any rights of material value which constitute Transferred Assets, in each case, other than in the Ordinary Course of Business;

(viii) settled or compromised any Claim related to any Transferred Assets;

(ix) entered into, amended or modified any Contract with respect to the Business with a Related Person; or

(x) adopted a plan of complete or partial liquidation, dissolution or other reorganization, made any assignment for the benefit of creditors or voluntarily entered into any bankruptcy proceeding.

4.26 Customers.

(a) Schedule 4.26(a) contains a true, correct and complete list of the 20 largest customers of the Sellers with respect to the Business by dollar volume paid for each of the 2023 and 2024 calendar years and the year-to-date period ending on the Balance Sheet Date (each a “Material Customer”).

(b) Except as set forth on Schedule 4.26(b), no Material Customer has notified Sellers in writing during the immediately preceding twelve (12) months of its intention to materially decrease its purchases with respect to the Business (in each instance, except as contemplated by the terms of such Contracts between a Seller and any such Material Customer and except for completions or expirations of Contracts in accordance with their respective terms). No Seller or any of its Affiliates is currently involved in any material dispute with any Material Customer.

4.27 Vendors.

(a) Schedule 4.27(a) contains a true, correct and complete list, by dollar volume paid, for each of the 2023 and 2024 calendar years and the year-to-date period ending on the Balance Sheet Date, of the 20 largest vendors of and subcontractors of the Sellers with respect to the Business (each, a “Material Vendor”), together with the corresponding amount paid or owed to each such vendor or subcontractor with respect to such period.

(b) No Material Vendor has canceled or terminated, or threatened in writing to cancel or terminate, its relationship with respect to the Business during the immediately preceding twelve (12) months (in each instance, except as contemplated by the terms of such Contracts between a Seller and any such Material Vendor and except for completions or expirations of Contracts in accordance with their terms). No Seller or any of its Affiliates is currently involved in any material dispute with any Material Vendor.

4.28 Competition Act and Investment Canada Act.

(a) Neither the aggregate book value of the Canada Transferred Assets in Canada nor the aggregate book value of the annual gross revenues from sales in, from or into Canada generated from the Canada Transferred Assets exceeds $93 million Canadian Dollars, in each case as determined in accordance with the Competition Act.

(b) The Business is not a “cultural business” within the meaning of the Investment Canada Act.

4.29 No Other Representations and Warranties. Except for the representations and warranties set forth in this Agreement (including, for the avoidance of doubt, the related portions of the Disclosure Schedules) and the other Transaction Documents, each party hereto acknowledges and agrees that no Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, with respect to the Business, the Transferred Assets, Sellers or any other member of the Seller Group, or with respect to any other information provided to Purchasers, including any information, documents, projections, forecasts or other material made available to Purchasers or its Representatives in certain “data rooms” or management presentations or otherwise in expectation of the Transactions (“Extra-Contractual Representations”). Except for the representations and warranties set forth in this Agreement (including, for the avoidance of doubt, the related portions of the Disclosure Schedules) and the other Transaction Documents, no Seller nor any other Person will have or be subject to any Liability to Purchasers or any other Person resulting from the making to Purchasers or their Representatives, or their respective use of or reliance on, any Extra-Contractual Representations.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Purchasers represent and warrant to Sellers, jointly and severally, that the statements contained in this Article 5 are true, correct, and complete as of Closing:

5.1 Organization. GP is a Delaware limited liability company, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, LP is a Delaware limited partnership, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, US Purchaser is a Delaware limited liability company, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, Canada Purchaser is a British Columbia Unlimited Liability Company, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, and Holdings is a Delaware limited liability company, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, in each case, except where the failure to be so qualified or registered would not be materially adverse to the ability of the Purchasers to consummate the Transactions in accordance with the terms hereof. No Purchaser is in violation of any provision of its Governing Documents.

5.2 Necessary Authority. Purchasers have the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are or will become a party, to perform their obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Purchasers of the Transaction Documents to which they are or will be a party, the performance by Purchasers of their obligations thereunder, and the consummation of the Transactions have each been duly and validly authorized by all necessary action on the part of Purchasers, and no other proceedings on the part of Purchasers will be necessary to authorize such Transaction Documents, the performance by Purchasers of their obligations hereunder and thereunder, and the consummation of the Transactions. This Agreement and the other Transaction Documents to which Purchasers are a party have been duly authorized, executed and delivered by Purchasers and constitute the legal, valid and binding obligations of Purchasers enforceable against Purchasers in accordance with their terms and conditions, except to the extent enforceability may be limited by the Enforceability Exceptions.

5.3 No Conflicts. The execution, delivery and performance by Purchasers of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the Transactions do not and will not (a) require a notice, consent or waiver under, or violate or conflict with, the Governing Documents of any Purchaser, (b) violate or conflict with or require any notice, consent or waiver under or pursuant to any Law or Order to which any Purchaser or any of their assets is subject or may be bound, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, require a waiver or notice pursuant to, or give rise to any right of termination, modification, cancellation, acceleration or purchase under any of the terms, conditions or provisions of any Contract to which Purchasers are party or by which their assets are bound, except as would not be materially adverse to the ability of the Purchasers to consummate the Transactions in accordance with the terms hereof, or (d) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

5.4 Brokers. No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the Transactions based upon arrangements made by or on behalf of Purchasers that, in any instance, would become a Liability of Sellers or Purchasers following the Closing.

5.5 Sufficiency of Funds. Subject to the funding of the Contribution Amounts by the Initial Investors, Purchasers shall have sufficient cash on hand or other sources of immediately available funds to enable them to consummate the Transactions, including the payment of the Purchase Price and all other payments required to be made by Purchasers hereunder and under the other Transaction Documents.

5.6 Solvency. Immediately after giving effect to the transactions contemplated hereby, Purchasers shall be solvent and shall: (a) be able to pay their debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchasers, Sellers or the Initial Investors. In connection with the transactions contemplated hereby, no Purchaser has incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.7 No Prior Activities. Except for obligations incurred in connection with their respective organization and the transactions contemplated by this Agreement, no Purchaser has incurred any Liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

5.8 Anti-Money Laundering and Sanctions.

(a) No part of the funds used by Purchasers to pay the Purchase Price, or to make any other payment by Purchasers hereunder, will represent the proceeds of crime within the meaning of the ABC-AML Laws, or has been or will be directly or indirectly derived from activities that would cause any Person (including any party hereto) to contravene or violate any ABC-AML Laws or Sanctions.

(b) No Purchaser nor any officer, director or manager, or to Purchaser’s Knowledge, any shareholder, member, partner, employee or agent of any Purchaser is currently a Restricted Person or a Person with whom dealings are prohibited under any Sanctions.

5.9 Registration. Canada Purchaser will be a registrant for purposes of the Excise Tax Act (Canada) at the time of Closing.

Article 6
REPRESENTATIONS AND WARRANTIES
OF THE INITIAL INVESTORS

Each Initial Investor, severally and not jointly and severally, hereby represents and warrants to Purchasers and Sellers that the statements set forth in this Article 6 are true and correct as of Closing, solely with respect to such Initial Investor:

6.1 Organization. Such Initial Investor is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of organization, as applicable, and is qualified or registered to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered or in good standing would not have a material adverse effect on such Initial Investor’s ability to consummate the Transactions. Such Initial Investor has all requisite organizational and legal power and authority to own, operate and lease its properties and carry on its business as currently conducted, except as would not reasonably be expected to have a material adverse effect on such Initial Investor’s ability to consummate the Transactions. Such Initial Investor is not in violation of any provision of such Initial Investor’s Governing Documents.

6.2 Authorization. Such Initial Investor has all requisite corporate, limited liability company or partnership power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions in accordance therewith. The execution and delivery by such Initial Investor of the Transaction Documents to which it is or will be a party, the performance by such Initial Investor of its obligations thereunder, and the consummation of the transactions contemplated hereby or thereby have each been duly and validly authorized by all necessary action on the part of such Initial Investor, and no other proceedings on the part of such Initial Investor will be necessary to authorize such Transaction Documents, the performance by such Initial Investor of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

6.3 Binding Agreement. This Agreement has been duly executed by such Initial Investor and delivered to LP, GP and Sellers, and each other Transaction Document to which such Initial Investor will be party will be duly executed and delivered to LP, GP and/or Sellers (as applicable) at Closing, and, in each case, assuming the due authorization, execution and delivery by each other party thereto, constitutes or will constitute the legal, valid and binding agreement of such Initial Investor, enforceable against such Initial Investor in accordance with its terms, except to the extent enforceability may be limited by the Enforceability Exceptions.

6.4 No Conflicts. Except as set forth on Schedule 6.4, the execution, delivery and performance of this Agreement and the other Transaction Documents by such Initial Investor and the consummation of the Transactions by such Initial Investor do not and will not (a) require a notice, consent or waiver under, or violate or conflict with, the Governing Documents of such Initial Investor, (b) violate or conflict with or require any notice, consent or waiver under or pursuant to any Law or Order to which such Initial Investor is subject or may be bound, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, require a waiver or notice pursuant to, or give rise to any right of termination, modification, cancellation, acceleration or purchase under any of the terms, conditions or provisions of any Contract to which such Initial Investor is party, except as would not reasonably be expected to have a material adverse effect on such Initial Investor’s ability to consummate the Transactions, (d) result in or require, with or without giving notice or the lapse of time or both, the imposition of a Lien (other than a Permitted Lien) on any assets of such Initial Investor, except as would not reasonably be expected to have a material adverse effect on such Initial Investor’s ability to consummate the Transactions, or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

6.5 Brokers. No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the Transactions based upon arrangements made by or on behalf of such Initial Investor.

6.6 Sufficiency of Funds. Such Initial Investor has sufficient cash on hand or other sources of immediately available funds to enable it to consummate the Transactions, including the payment of its Contribution Amount and all other payments required to be made by such Initial Investor hereunder and under the other Transaction Documents.

6.7 Solvency. Immediately after giving effect to the transactions contemplated hereby, such Initial Investor shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchasers, Sellers or the Initial Investors. In connection with the transactions contemplated hereby, no Purchaser has incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

6.8 Litigation. There are no actions, suits, investigations, Claims or other proceedings (including any arbitration proceedings) pending or, to such Initial Investor’s knowledge, threatened against such Initial Investor, or pending or threatened by such Initial Investor against any third party, at law or in equity, or before or by any Governmental Authority (including any actions, suits, proceedings or investigations with respect to the Transactions), and there are no Orders outstanding against such Initial Investor, in each case, that challenge or seek to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement.

6.9 Anti-Money Laundering and Sanctions.

(a) No part of the funds used by such Initial Investor to pay its Contribution Amount, or to make any other payment by such Initial Investor hereunder, will represent the proceeds of crime within the meaning of the ABC-AML Laws, or has been or will be directly or indirectly derived from activities that would cause any Person (including any party hereto) to contravene or violate any ABC-AML Laws or Sanctions.

(b) Neither such Initial Investor nor any officer, director or manager, or to such Initial Investor’s Knowledge, shareholder, member, partner, employee, or agent of such Initial Investor, is currently a Restricted Person or a Person with whom dealings are prohibited under any Sanctions.

Article 7
COVENANTS OF THE PARTIES

7.1 Conduct of the Business.

(a) Sellers hereby covenant and agree that, from the date of this Agreement through and including the Closing Date (the “Interim Period”), unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchasers, Sellers shall, except (x) as expressly contemplated or permitted under this Agreement, (y) as required by Law, or (z) with the prior written consent of the Purchasers (which consent shall not be unreasonably conditioned, withheld or delayed), use commercially reasonable efforts to:

(i) operate the Business in the Ordinary Course of Business;

(ii) pay or perform their Liabilities when due consistent with past practice;

(iii) use their reasonable best efforts to maintain and keep the Transferred Assets in good repair and condition, ordinary wear and tear excepted;

(iv) use commercially reasonable efforts to maintain and preserve intact in all material respects (A) the goodwill and the business organization of the Business and (B) the Business’s current relationships with its customers, suppliers, employees, lenders and other key relationships; and

(v) comply in all material respects with applicable Law.

(b) Without limiting the generality of Section 7.1, during the Interim Period, except (w) as expressly contemplated or permitted under this Agreement, (x) as required by Law, (y) with the prior written consent of the Purchasers (which consent shall not be unreasonably conditioned, withheld or delayed), or (z) as set forth on Schedule 7.1(a), Sellers shall not:

(i) authorize or consummate any (A) sale, transfer, lease, sublease, license or other disposal of the Transferred Assets other than in the Ordinary Course of Business or (B) mortgage, pledge or permit the imposition of any Lien (other than Permitted Liens) on the Transferred Assets;

(ii) amend or supplement (in each case, in any material respect that adversely affects the Transferred Assets), assign, transfer, terminate or deliver a notice of termination of (in each case, other than pursuant to an expiration (without the ability of the Sellers to extend) or a breach by the counterparty thereto), cause the acceleration of any vesting or other rights under, or defer any material liabilities under, any Material Contract;

(iii) cancel, terminate (other than pursuant to a termination (without the ability of the Sellers to extend) in accordance with its terms) or otherwise not renew (other than pursuant to an expiration (without the ability of the Sellers to extend) in accordance with its terms) any Assigned Contracts;

(iv) (A) cancel, terminate (other than pursuant to a termination (without the ability of the Sellers to extend on commercially reasonable terms) in accordance with its terms) or otherwise not renew (other than pursuant to an expiration (without the ability of Sellers to extend on commercially reasonable terms) in accordance with its terms) any agreement authorizing the Sellers to use the Intellectual Property Assets of any third parties, (B) fail or omit to take any action or make any payment necessary to maintain any material registered Intellectual Property Assets or (C) other than in the Ordinary Course of Business, transfer or grant any exclusive rights to any third Person any Intellectual Property Assets;

(v) materially increase or enhance any compensation (whether in the form of hourly rate, target bonus, severance or otherwise) payable to any Purchaser Employee, other than in the Ordinary Course of Business;

(vi) enter into, establish, adopt, materially modify or terminate any Benefit Plan other than as required by applicable Law or the terms of such Benefit Plan;

(vii) (A) increase benefits payable to any Business Employee under any existing severance, change in control or severance agreement or policy, in each case, other than to the extent the full amount of such benefits is included as Seller Expenses hereunder, (B) pay or award, or authorize the payment or award of, any bonuses or incentive compensation, (C) accelerate any right to any compensation or benefits under any Purchaser Benefit Plan, or (D) accelerate the timing of vesting or payment of any award under any Purchaser Benefit Plan, in each case of clauses (A) and (D), other than as required by, or pursuant to, the terms of the applicable Benefit Plan or;

(viii) terminate or provide notice of termination with respect to any Business Employee;

(ix) (A) make, change or revoke any Tax election, (B) amend any Tax Returns, (C) enter into any closing agreement with any Taxing Authority or request or enter into any ruling with respect to Taxes, (D) settle or compromise any Tax claim, action or assessment in respect of Taxes, (E) surrender any right to claim a refund of, offset of or other reduction in any Tax liability, (F) prepare any Tax Return in a manner inconsistent with past practice except as required by applicable Law, (G) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (H) enter into a Tax sharing or similar agreement or (I) grant any power of attorney relating to any Tax matter;

(x) change or amend in any material respect, terminate, or provide notice of termination with respect to, fail to replace or renew, assign or transfer any Canada Transferred Permit or US Transferred Permit;

(xi) fail to maintain in full force and effect in all material respects, or fail to replace or renew, any insurance policy covering the Transferred Assets; or

(xii) enter into any Contract that in any way legally binds the Sellers to take any action described in this Section 7.1(a)(v).

7.2 Reasonable Best Efforts; Closing Conditions.

(a) Each party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, approvals and licenses from all third parties (including Governmental Authorities) that are necessary, proper or advisable for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall work in good faith and reasonably cooperate with the other parties and their Affiliates (including by meeting in person or virtually and exchanging information, in each case on a regular basis) in promptly seeking to obtain all such consents, authorizations, orders and approvals. No party shall take any action that may have the effect of delaying, impairing or impeding the receipt of any such consents, authorizations, approvals or licenses.

(b) From the date hereof until the Closing, each party shall use its reasonable best efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article 8.

(c) Sellers shall use reasonable best efforts to (i) obtain estoppel certificates from each lessor under each of the Leases, which estoppel certificates shall be reasonably satisfactory to the Purchaser Representative; provided that any estoppel certificate in the form set forth in the applicable Lease shall be deemed to be reasonably satisfactory to Purchaser Representative and (ii) obtain and provide any deeds conveying any Owned Real Property, including the Fort Davis Greenhouse Facility, to the applicable Purchaser.

7.3 Further Action; Efforts; Cooperation.

(a) Each Purchaser covenants and agrees that such Purchaser shall reasonably cooperate with, and use commercially reasonable efforts to assist, Sellers in connection with Sellers’ preparation of any filings related to the Transactions required under applicable securities Laws, including with respect to the preparation of any financial statements required to be included in any such filings.

(b) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 9). Notwithstanding anything herein to the contrary, for the purpose of clarity, except to the extent expressly so provided herein, nothing herein shall be construed to obligate Purchasers, on the one hand, to incur any liability to fulfill any obligation contemplated herein or in any other Transaction Document that is contemplated to be fulfilled by Sellers, on the other hand, and vice versa.

(c) Each party will each keep confidential and not directly or indirectly reveal, report, publish or disclose the terms and conditions of this Agreement (other than to their respective Representatives under a duty of confidentiality), including the amount of the Purchase Price, without the prior written consent of the other parties, except to the extent (1) required (i) by judicial or administrative process, (ii) by applicable Law, or (iii) pursuant to the rules of any stock exchange on which any Seller lists its securities or (2) in communications with Governmental Authorities in connection with ABC-AML Laws, Ex-Im Laws or Sanctions. For the avoidance of doubt, VF will disclose this Agreement in a Current Report on Form 8-K promptly upon execution.

(d) Each Purchaser covenants and agrees that after the Closing, such Purchaser shall conduct the Business in accordance with ABC-AML Laws, Ex-Im Laws, Sanctions and applicable Law.

7.4 Tax Matters.

(a) Transfer Taxes. Any and all sales, use, goods and services, harmonized sales, value added, stamp, documentary, filing, recording, transfer, real estate transfer, gross receipts, registration, duty or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the Transactions (collectively, “Transfer Taxes”), shall be borne and paid (i) in the case of GST/HST and other Transfer Taxes recoverable by the Canadian Purchaser through input tax credits, refund, rebates, or otherwise, 100% by Purchasers, and (ii) in the case of all other Transfer Taxes, 50% by Sellers and 50% by Purchasers when due; provided, that Canada Purchaser shall self-assess and remit to the Receiver General of Canada when and to the extent required by the Excise Tax Act (Canada) any GST/HST with respect to the sale of any Canada Transferred Assets that are “real property” (within the meaning of the Excise Tax Act (Canada)) and shall indemnify the Sellers for, and save the Sellers harmless from, any taxes, interest and penalties with respect thereof and such indemnity shall survive the Closing. The parties shall cooperate to timely file or cause to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

(b) Asset Taxes.

(i) All Asset Taxes for a Straddle Period shall be apportioned between Sellers and Purchasers on a per diem basis based on the number of days of such Straddle Period up to and including the Closing Date (which portion shall be borne by Sellers) and the number of days of such Straddle Period after the Closing Date (which portion shall be borne by Purchasers); provided, however, that Sellers alone shall bear the portion, if any, of any such Taxes that consist of penalties, interest or additions to Tax to the extent attributable to a breach by Sellers of the representations set forth in Section 4.14. Seller Representative or Purchaser Representative, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.4(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the relevant parties within ten (10) days after delivery of such statement. In the event that Seller Representative or Purchaser Representative makes any payment of Taxes for which it is entitled to reimbursement under this Section 7.4(b), the applicable party shall make such reimbursement no later than ten (10) days after the presentation of a statement setting forth the amount of the reimbursement to which the party presenting the statement is entitled along with such supporting evidence as is reasonably necessary to calculate the reimbursement amount.

(ii) Seller Representative shall prepare or cause to be prepared and timely file or cause to be timely filed (in each case, taking into account any applicable extensions) all Tax Returns with respect to Asset Taxes that are required to be filed after the Closing Date for any tax period ending on or before the Closing Date and shall timely pay all Taxes due with respect thereto; provided, however, that Seller Representative shall use reasonable best efforts, taking into account that the due date for a Tax Return may be contemporaneous with the closing of a Tax period, to provide drafts of each such Tax Return to the relevant Purchaser for such Purchaser’s review and reasonable comment reasonably in advance of the due date for filing such Tax Return (including any extension thereof). From and after the Closing Date, Purchaser Representative shall prepare or cause to be prepared and timely file or cause to be timely filed (in each case, taking into account any applicable extensions) all Tax Returns with respect to Asset Taxes that are required to be filed after the Closing Date for all Straddle Periods and shall timely pay all Taxes due with respect thereto (subject to such Purchaser’s right to be indemnified pursuant to Section 11.2 for the portion of such Taxes that are Excluded Liabilities); provided, however, that Purchaser Representative shall use reasonable best efforts, taking into account that the due date for a Tax Return may be contemporaneous with the closing of a Tax period, to provide drafts of each such Tax Return to Seller Representative for review and reasonable comment reasonably in advance of the due date for filing such Tax Return (including any extension thereof). The parties agree that (A) this Section 7.4(b) is intended solely to address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Authority, and (B) nothing in this Section 7.4(b) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the parties.

(c) Cooperation on Tax Matters. Purchasers and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Transferred Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit or Tax protest, and for the prosecution or defense of any Claim relating to Tax matters. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchasers and Sellers will retain all books and records with respect to Tax matters pertinent to Sellers relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

(d) Transfer Taxes. The parties hereto will use commercially reasonable efforts to minimize (or eliminate) any Transfer Taxes payable in respect of the sale of the Transferred Assets by, among other things, making such elections, providing a certificate of exemption or such other similar certificate as may be applicable, and taking such steps as may be provided for under applicable Laws.

(e) Tax Sharing Arrangements; Powers of Attorney. Any and all Tax sharing agreements or similar agreements or arrangements (whether or not written) with respect to or involving the business or the Transferred Assets shall be terminated as of the Closing Date and, after the Closing Date, the Business shall not be bound thereby nor have any liability thereunder. Any power of attorney or similar Contract to which Sellers may be a party with respect to Taxes in respect of the Business or the Transferred Assets will be terminated effective as of the Closing.

(f) Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, the parties agree to treat the acquisition of the Transferred Assets by Purchasers as follows, and not to take any contrary position unless required to do so by a change in law or a “determination” within the meaning of Section 1313(a) of the Code (or, for applicable state or local purposes, a determination of equivalent finality):

(i) A series of transfers of the Transferred Assets (subject to the Assumed Liabilities) by Sellers to LP that is treated as (A) to the extent a Seller receives a partnership interest in LP in exchange for such assets, an exchange governed by Section 721 of the Code, and (B) to the extent a Seller receives cash in exchange for such assets, a taxable sale by such Seller to LP governed by Section 1001 of the Code.

(ii) Immediately following (i), a contribution of the Transferred Assets (subject to the Assumed Liabilities) by LP to Holdings in a transaction governed by Section 351 of the Code.

(iii) Immediately following (ii), a contribution by Holdings of the Canada Transferred Assets (subject to the Canada Assumed Liabilities) to Canada Purchaser and the US Transferred Assets (subject to the US Assumed Liabilities) to US Purchaser in a transaction that is disregarded for U.S. federal income tax purposes.

(g) Tax Elections. Sellers and Purchasers agree to cooperate to file such applicable Tax elections as Purchasers or Sellers shall reasonably request, including, if applicable, an election pursuant to subsection 20(24) of the Tax Act and corresponding provincial legislation. Any election made pursuant to subsection 20(24) of the Tax Act will be made in respect of amounts which are mutually determined by Sellers and Purchasers to have been paid by the applicable Seller to the applicable Purchaser as consideration for such Purchaser assuming such determined portion of the Assumed Liabilities, pursuant to this Agreement, in respect of undertakings to which paragraph 12(1)(a) of the Tax Act apply.

(h) Restrictive Covenants. Sellers and Purchasers intend that the conditions set forth in subsection 56.4(7) of the Tax Act (including clause 56.4(7)(b)(ii)(B) thereof) have been met, such that subsection 56.4(5) of the Tax Act applies to any restrictive covenants (as defined in subsection 56.4(1) of the Tax Act) granted by a Seller pursuant to this Agreement. For greater certainty, Sellers and Purchasers agree and acknowledge: (i) for the purposes of paragraph 56.4(7)(d) of the Tax Act, no proceeds shall be received or receivable by a Seller for granting the restrictive covenants; and (ii) the restrictive covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Transferred Assets.

(i) Tax Clearance Certificates. Notwithstanding anything to the contrary in this Agreement, Sellers shall indemnify and hold harmless the Purchasers against and in respect of, and shall reimburse or compensate them for, any and all Tax assessed by any relevant Governmental Authority, together with any and all reasonable legal and professional fees incurred by Sellers or their shareholders, directors, officers, agents, advisors and/or employees, as a consequence of Sellers not obtaining a Tax clearance certificate pursuant to section 187 of the Provincial Sales Tax Act (British Columbia) (or any similar legislation in any other province or territory of Canada) in the form and manner required by such Governmental Authorities.

7.5 Consents of Third Parties.

(a) Sellers and Purchasers shall reasonably cooperate and use reasonable best efforts to obtain or make as promptly as practicable all consents, waivers, approvals and notices required to consummate the transactions contemplated by this Agreement. All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Seller Representative and Purchaser Representative. Executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser Representative and Seller Representative promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser Representative and Seller Representative promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Purchasers nor any of their Affiliates shall be required to pay any amounts or grant any material accommodations (financial or otherwise) in connection with obtaining any consent, waiver or approval. Following the Closing, Sellers and Purchasers shall use commercially reasonable efforts, and shall reasonably cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchasers shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that (i) Sellers shall not have any obligation to make any payments or incur any Liability or offer or grant any concession or accommodation (financial or otherwise) or commence or participate in any Claim in order to obtain any consents or approvals of third parties or effect the transfers or arrangements contemplated by this Section 7.5(a) and (ii) Sellers shall not have any Liability whatsoever to Purchasers arising out of or relating to the failure to obtain any such consents or approvals; provided, that Sellers comply with their obligations under this Section 7.5(a). Without limiting the generality of the foregoing, Sellers and Purchasers shall use commercially reasonable efforts, and shall reasonably cooperate with each other, to (x) obtain consent for the assignment of each of the Surrey Distribution Center Lease and the Fort Worth Distribution Center Lease from the respective landlords thereunder and (y) at the Closing or upon receipt of consent from the applicable landlord, if later, enter into an assignment and assumption agreement in respect of each such lease, in each case in form and substance satisfactory to Purchaser Representative and Seller Representative.

(b) Nothing in this Agreement or any Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, shall be construed as an attempt or agreement to assign any Contract which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment unless and until such consent shall have been obtained. Sellers and Purchasers shall, and shall cause each of their Affiliates to, reasonably cooperate in endeavoring to obtain any such consent promptly. If any such consent is not obtained, Purchasers and Sellers shall reasonably cooperate and use commercially reasonable efforts to enter into a mutually agreeable arrangement at the sole cost and expense of Purchasers under which Purchasers would obtain the benefits and perform and discharge the obligations under the applicable Contract, including sub-contracting, sublicensing or subleasing to Purchasers, and under which Sellers would enforce for the benefit of Purchasers, with Purchasers being responsible for the performance and discharge of the obligations of Sellers, any and all rights of Sellers against a third party.

(c) Without limiting the generality of the terms and conditions of Section 7.5(b), Sellers shall use commercially reasonable efforts to hold the Contracts listed on Schedule 7.5(b) on behalf of and for the benefit of the Purchasers and to take such reasonable actions as requested by the Purchasers in order to provide Purchasers the benefit of the terms and conditions of such Contracts until such time as such Contracts are assigned, transferred, conveyed and delivered to Purchasers (which such Contracts shall, unless Purchasers otherwise elects in writing, be so assigned, transferred, conveyed and delivered promptly and unconditionally after the date hereof but, in all other respects, in a manner consistent with the terms and conditions of this Agreement and following the consent (in form and substance satisfactory to Purchaser Representative) of the party thereto whose consent is required for such assignment, transfer, conveyance or delivery). In furtherance of the foregoing, the Purchasers shall, as and to the extent applicable, reimburse Sellers for the documented out-of-pocket costs of Sellers that are actually and reasonably incurred and paid under such Contracts from immediately after Closing until such Contracts are assigned to Purchasers in accordance herewith. Notwithstanding anything to the contrary, until immediately following such time that any such Contract is properly assigned transferred, conveyed and delivered to Purchasers in accordance herewith, such Contract shall constitute an Excluded Asset and no Liability under or arising in connection with any such Contract prior thereto shall constitute an Assumed Liability hereunder. The obligations of the parties under this Section 7.5(c) with respect to any applicable Contract may be terminated at the election of Purchasers (in their sole discretion) at any time from and after the date that is ten (10) days after the date hereof if such Contract has not been assigned, transferred, conveyed and delivered to Purchasers in accordance with this Section 7.5(c) and Purchasers shall be liable for any termination costs of Sellers in connection with terminating such Contract. For the purpose of clarity, the performance of Sellers of their obligations under this Section 7.5(c) shall not entitle any such Person to additional payment or other form of consideration.

7.6 Non-Assignment of Certain Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment of any Contract or Permit (or any right or benefit thereunder), or any other right, shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or agreement to assign would constitute a breach of or default under such Contract, Permit, or other right, or result in any loss, material diminution, acceleration, termination, or cancellation thereunder. If a consent to assign any such Contract, Permit, or other right is obtained, then such Contract, Permit, or other right shall be deemed to have been automatically assigned to the applicable Purchaser or Purchasers at the Closing upon the terms and conditions set forth in this Agreement. If a consent to assign any such Contract, Permit, or other right is not obtained, then each Seller shall cooperate with the Purchaser Representative to design an arrangement pursuant to which the subject Purchaser will receive all rights and benefits under such Contract, Permit, or other right and perform the obligations under such Contract, Permit, or other right to the extent necessary for such Purchaser or Purchasers to be entitled to receive such rights and benefits. After the Closing, no Seller shall, or shall cause or permit any other Person to, amend, terminate, assign, transfer, or renew (or fail to renew) any Contract, Permit, or other right that was required to be transferred to a Purchaser at Closing, but was not so transferred because consent for such transfer had not yet been obtained, without first obtaining the written consent of Purchaser Representative.

7.7 Preservation of Records. Purchasers and Sellers shall, and shall cause their respective Affiliates to, preserve and keep records relating to the Transferred Assets or the Business for a period of three years from the Closing Date and to make such records and such party’s personnel available to Purchasers or Sellers, as the case may be, as may be reasonably required by such party (a) in connection with, among other things, any insurance claims by or Claims against Purchasers, Sellers or any of their respective Affiliates, or (b) in order to enable Purchasers or Sellers to comply with their obligations under this Agreement or any applicable Transaction Document. In the event that Purchasers or Sellers (or, in either case, one of their Affiliates) wish to destroy such records after that time, Purchasers or Sellers, as the case may be, shall first give 90 days prior written notice to the other and such other party shall have the right at their option and expense, upon prior written notice given to such party within that 90‑day period, to take possession of the records within 180 days after the date of such notice.

7.8 Receivables.

(a) After the Closing Date, in the event that Sellers or any of their respective Affiliates receives any payment in respect of any accounts receivable of the Business arising after the Closing, Sellers shall immediately forward and remit, or cause such Affiliate to forward and remit, such payment to the Purchaser Representative (without set-off or reduction of any kind).

(b) After the Closing Date, in the event that Purchasers or any of their respective Affiliates receives any payment in respect of any accounts receivable of Sellers existing as of the Closing, Purchasers shall immediately forward and remit, or cause such Affiliate to forward and remit, such payment to the Seller Representative (without set-off or reduction of any kind).

7.9 Employment Matters.

(a) Holdings shall, or shall cause an Affiliate of Holdings to, offer employment effective as of immediately following the end of the Payroll Transition Period (as defined in the TSA) to all Business Employees, including Business Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence, with respect to whom such offer of employment may be effective upon their return from any such approved leave of absence, but in no event later than October 1, 2025 (the Business

Employees who accept such employment and commence employment immediately following the end of the Payroll Transition Period, the “Purchaser Employees,” and the date on which any Purchaser Employee commences employment with Holdings or an Affiliate of Holdings, such Purchaser Employee’s “Employment Date”).

(b) Sellers shall use commercially reasonable efforts to assist Purchasers in hiring the Employees pursuant to Section 7.9(a), including by providing to Purchasers all information reasonably requested by Purchasers for purposes of operating and administering any employee benefit plan for the benefit of any Purchaser Employee.

(c) Holdings shall, or shall cause an Affiliate of Holdings to, offer each Purchaser Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Sellers immediately prior to such Purchaser Employee’s Employment Date; (ii) annual cash target bonus opportunities (excluding equity and equity-based compensation and any transaction-based, retention or other one-time payments or awards), if any, which are no less than the annual cash target bonus opportunities (excluding equity and equity-based compensation and any transaction-based, retention or other one-time payments or awards) provided by Sellers immediately prior to such Purchaser Employee’s Employment Date; and (iii) retirement, welfare and fringe benefits (excluding defined benefit or money purchase pension, post-employment health and welfare and non-qualified deferred compensation benefits) that are no less favorable in the aggregate than those provided by Sellers immediately prior to such Purchaser Employee’s Employment Date.

(d) With respect to any employee benefit plan maintained by Holdings or an Affiliate of Holdings following the Closing (collectively, “Purchaser Benefit Plans”) for the benefit of any Purchaser Employee, effective as of the applicable Purchaser Employee’s Employment Date, Holdings shall, or shall cause its Affiliate to recognize all service of the Purchaser Employees with Sellers, as if such service were with Holdings, for vesting, eligibility and accrual purposes (excluding as applicable to any equity and equity-based compensation, defined benefit or money purchase pension, post-employment health and welfare benefits and transaction based or other one-time payments or awards); provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(e) Each Purchaser Employee shall cease active participation in the Benefit Plans, effective as of such Purchaser Employee’s Employment Date. Sellers shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by any Purchaser Employee prior to such Purchaser Employee’s Employment Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, long-term disability insurance and workers’ compensation insurance benefits, on the event giving rise to such benefits; and (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided. For the avoidance of doubt, Purchasers will be solely responsible for all Liabilities relating to the Purchaser Employees in respect of Purchaser Employee’s employment with LP or a Subsidiary of LP (including, without limitation, in respect of compensation, benefits and termination of employment) accruing on and after each applicable Purchaser Employees’ Employment Date.

(f) This Section 7.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.9 shall not create any right in any Purchaser Employee or any other Person to any continued employment with Purchasers or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

(g) From and after the Closing until the expiration of the H-2A Agreement (as defined below), Purchasers shall reimburse Sellers for all amounts incurred under Sellers’ H-2A employee leasing agreement with Valley Harvesting & Packing Inc. and Fresh Harvest Inc. (the “H-2A Agreement”). Following the expiration of the H-2A Agreement, Sellers shall not be required to enter into a subsequent H-2A employee leasing agreement or otherwise procure the services of temporary foreign workers for Purchasers.

7.10 Privacy Matters.

(a) If and to the extent any Disclosed Personal Information is disclosed by Sellers to Purchasers pursuant to, or in contemplation of, this Agreement or the Transactions, Purchasers and Sellers acknowledge and confirm that the disclosure of the Disclosed Personal Information is necessary for the purpose of allowing Purchasers and Sellers to consider, evaluate and negotiate the Transaction, and that the disclosure of such Disclosed Personal Information relates solely to the carrying on of the business of Purchasers and Sellers considering, evaluating and negotiating the Transactions.

(b) Purchasers and Sellers acknowledge and confirm that they shall employ appropriate safeguards in accordance with applicable Law to protect the Disclosed Personal Information against unauthorized or unlawful collection, use or disclosure.

(c) Following the Closing, (i) Purchasers will (A) use or disclose the Disclosed Personal Information received from Sellers consistent with the purposes for which it was collected, permitted to be used or disclosed, (B) abide by any applicable Laws surrounding withdrawal of consent, and (C) within a reasonable time after the Closing, notify the affected individuals of the Transactions and that their Disclosed Personal Information has been disclosed; and (ii) Sellers will, within a reasonable time after the Closing, securely destroy any Disclosed Personal Information held by them in relation to the Transferred Assets if and when such Disclosed Personal Information is no longer required for compliance with applicable Law or appropriate record keeping purposes.

7.11 Data Site. Promptly following the date hereof, Seller Representative shall deliver, or cause to be delivered, to Purchaser Representative a flash drive or other electronic storage device containing the true, accurate and complete contents, as of the Closing Date, as applicable, of the electronic folders facilitated through software programs of the Data Site hosted by SharePoint established on behalf of the Sellers in connection with the transactions contemplated hereby containing certain documents relevant to the Business and made available to Purchasers and their Representatives through the Data Site.

7.12 Representatives.

(a) Seller Representative.

(i) Each Seller hereby irrevocably constitutes and appoints the Seller Representative as such Seller’s representative, attorney-in-fact and agent, with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions hereof and that any action required or permitted to be taken or determination required or permitted to be made by the Sellers under this Agreement, including: (i) modify, amend or waive any of the terms and provisions of this Agreement and the Transaction Documents in any manner that does not differentiate among the Sellers, the execution of such modification, amendment or waiver by the Seller Representative to be conclusive evidence of such approval; (ii) deal with and decide at the discretion of the Seller Representative all claims and other matters under this Agreement that do not differentiate among the Sellers, including full power and authority to settle any claim by the Purchasers against Sellers and to institute, pursue, settle and waive any claim by the Sellers against the Purchasers; and (iii) accept any payment required to be made to the Sellers pursuant to this Agreement.

(ii) All actions and determinations of the Seller Representative pursuant to this Section 7.12 shall be binding upon the Sellers, their successors, assigns, heirs and Representatives as if expressly confirmed and ratified in writing by each of them. All actions or determinations required or permitted under this Agreement or any Transaction Document to be taken or made prior to, at or following the Closing by the Sellers, and all notices to be given prior to, at or following the Closing by or to the Sellers, shall be effective if so taken or given by or to the Seller Representative. Purchasers and Purchaser Representative shall be entitled to conclusively rely on any action or determination made by the Seller Representative without any further inquiry, investigation or any other action by the Purchasers.

(iii) Each Seller hereby acknowledges and agrees that (i) the appointment herein of the Seller Representative as such Seller’s representative, attorney-in-fact and agent for the purposes set forth herein shall be deemed coupled with an interest and is irrevocable and revokes any power of attorney heretofore granted that authorized any other person or persons to represent such Seller with regard to the transactions hereby contemplated; and (ii) such Seller’s irrevocable appointment of the Seller Representative has been requested by the Purchasers as a condition to Purchasers’ execution, delivery and performance of this Agreement and constitutes material consideration to the Purchasers without which the Purchasers would not have entered into this Agreement.

(b) Purchaser Representative.

(i) Each Purchaser hereby irrevocably constitutes and appoints the Purchaser Representative, as such Purchaser’s representative, attorney-in-fact and agent, with full powers of substitution to act in the name, place and stead of such Purchaser with respect to the performance on behalf of such Purchaser under the terms and provisions hereof and that any action required or permitted to be taken or determination required or permitted to be made by the Purchasers under this Agreement, including: (x) modify, amend or waive any of the terms and provisions of this Agreement and the Transaction Documents in any manner that does not differentiate among the Purchasers, the execution of such modification, amendment or waiver by the Purchaser Representative to be conclusive evidence of such approval; (y) deal with and decide at the discretion of the Purchaser Representative all claims and other matters under this Agreement that do not differentiate among the Purchasers, including full power and authority to settle any claim by the Sellers against the Purchasers and to institute, pursue, settle and waive any claim by the Purchasers against the Sellers; and (z) accept any payment required to be made to the Purchasers pursuant to this Agreement.

(ii) All actions and determinations of the Purchaser Representative pursuant to this Section 7.12 shall be binding upon the Purchasers, their successors, assigns, heirs and Representatives as if expressly confirmed and ratified in writing by each of them. All actions or determinations required or permitted under this Agreement or any Transaction Document to be taken or made prior to, at or following the Closing by the Purchasers, and all notices to be given prior to, at or following the Closing by or to the Purchasers, shall be effective if so taken or given by or to the Purchaser Representative. Sellers and the Seller Representative shall be entitled to conclusively rely on any action or determination made by the Purchaser Representative without any further inquiry, investigation or any other action by the Sellers.

(iii) Each Purchaser hereby acknowledges and agrees that (i) the appointment herein of the Purchaser Representative as such Purchaser’s representative, attorney-in-fact and agent for the purposes set forth herein shall be deemed coupled with an interest and is irrevocable and revokes any power of attorney heretofore granted that authorized any other person or persons to represent such Purchaser with regard to the transactions hereby contemplated; and (ii) such Purchaser’s irrevocable appointment of the Purchaser Representative has been requested by the Sellers as a condition to Sellers’ execution, delivery and performance of this Agreement and constitutes material consideration to the Sellers without which the Sellers would not have entered into this Agreement.

7.13 Guarantees; Commitments.

(a) From and after the Closing, Purchasers shall indemnify and hold harmless Sellers against Liabilities that Sellers and any other members of the Seller Group suffer, incur or are liable for by reason of or arising out of or in consequence of (i) any Seller making payment under, being required to pay or reimburse the issuer of, or being a party to or maintaining, any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation to the extent relating to the Business or the Transferred Assets or the Assumed Liabilities (collectively, the “Seller Guarantees”), (ii) any claim or demand for payment made on any Seller with respect to any of the Seller Guarantees or (iii) any Claim by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Seller Guarantees, and shall reimburse Sellers for any fees or expenses incurred in connection with any of the foregoing clauses (i) through (iii), and shall effect such indemnification and reimbursement no later than five (5) Business Days after written demand therefor from Sellers. Notwithstanding anything to the contrary herein, and not in limitation of the foregoing, upon and after the Closing, Sellers and their Affiliates may terminate all Seller Guarantees in their sole discretion. With respect to any Seller Guarantee, each Seller is referred to as an “Indemnitee” for purposes of this Section 7.13).

(b) Without limiting Section 7.13(a) in any respect, Purchasers shall use commercially reasonable efforts, at their sole cost and expense, to deliver any documents reasonably requested by Sellers in connection with Purchasers’ obligations under this Section 7.13. In furtherance and not in limitation of the foregoing, at the request of an Indemnitee, Purchasers shall and shall cause their Affiliates to assign or cause to be assigned any Contract or lease underlying such Seller Guarantee to a Subsidiary of LP (if any such Subsidiary exists) meeting the applicable net worth and other requirements in such Contract or lease to give effect to the provisions of the preceding sentence. For any Seller Guarantees for which Purchasers and their Affiliates are not substituted in all respects for the Indemnitee and its Affiliates (or for which the Indemnitee and its Affiliates are not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with the Indemnitee and its Affiliates to be released in respect thereof), Purchasers shall continue to use commercially reasonable efforts to effect such substitution or termination and release as promptly as practicable after the Closing. Without limiting the foregoing, Purchasers shall not, and shall not permit any of their Affiliates to, extend or renew any Contract containing or underlying a Seller Guarantee unless, prior to or concurrently with such extension or renewal, Purchasers and their Affiliates are substituted in all respects for the Indemnitee and its Affiliates, and the Indemnitee and its Affiliates are released, in respect of all obligations of the Indemnified Party and its Affiliates under such Seller Guarantee.

7.14 Insurance. Without limiting any provision of the TSA, from and after the Closing, except for the insurance policies or programs that Sellers hold relating to the Specified Facilities, the Business shall cease to be insured by Sellers’ current and historical insurance policies or programs or by any of Sellers’ current and historical self-insured programs, and neither the Business nor Purchasers nor any of their Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover the Business or of or arising from the operation of the Business, in each case including with respect to all known and incurred but not reported claims. Without limiting any provision of the TSA, Sellers may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 7.14. Without limiting any provision of the TSA, from and after the Closing, Purchasers shall be responsible for securing all insurance Purchasers consider appropriate for the Transferred Assets and the Business. Purchasers further covenant and agree that they will not seek to assert or exercise any rights or claims arising from any of the Transferred Assets or the Business under or in respect of any past or current insurance policy, program or self-insurance program of the Sellers under which, at any time prior to Closing, any Seller has been a named insured.

Article 8
CLOSING CONDITIONS

8.1 Conditions to Obligations of each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing to the extent permitted by applicable Law, in whole or in part, by Purchaser Representative (on behalf of Purchasers) or Seller Representative (on behalf of Sellers) for the purposes of consummating such transactions:

(a) No Orders; Laws. There shall not be in effect on the Closing Date, any Order preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement. No Law shall have been enacted, promulgated, issued, entered or enforced by any Governmental Authority that is in effect and that prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement.

8.2 Additional Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any one or more of which may be waived in writing to the extent permitted by applicable Law, in whole or in part, by the Purchasers for the purposes of consummating such transactions:

(a) Sellers’ Representations and Warranties. (i) The Fundamental Representations of Sellers set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the Closing Date as though then made (except for those representations and warranties that are made as of a specified date, which shall be true and correct in all material respects as of such specified date), and (ii) each of the other representations and warranties of Sellers (for clarity, other than the Fundamental Representations of Sellers) set forth in Article 4 of this Agreement (without giving effect to any materiality, Material Adverse Effect, or similar qualification in the representations and warranties) shall be true and correct as of the Closing Date as though then made (except for those representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date), except where the failure of such representations and warranties referred to in this clause (ii) to be so true and correct would not, in the aggregate, have a Material Adverse Effect.

(b) Performance by Sellers. Each Seller shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c) Bring-Down Certificates. Purchaser Representative shall have received from each Seller a certificate dated as of the Closing Date and executed by such Seller certifying that the conditions set forth in Section 8.2, solely with respect to the representations and warranties, and covenants, obligations and agreements of such Seller, have been satisfied.

(d) Material Adverse Effect. There shall have been no Material Adverse Effect.

(e) Closing Deliveries. The items to be delivered, or caused to be delivered, by Sellers pursuant to Section 2.7(a) shall have been delivered (or tendered subject only to the Closing) to the Purchasers.

(f) Third-Party Consents. Each of the third-party consents delivered pursuant to Schedule 2.7(a)(v) shall be in full force and effect, and shall not have been amended, modified or revoked (and no Seller shall have received any notice, whether written or oral, from any applicable third-party of its intent to revoke any such consent).

(g) PACA License. The PACA License shall have been obtained by US Purchaser.

(h) Bank Accounts. Each Purchaser shall have an operating bank account.

(i) Title Commitment for Fort Davis Greenhouse Facility. A valid, binding title commitment for the Fort Davis Greenhouse Facility shall have been obtained by Purchasers.

8.3 Additional Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any one or more of which may be waived in writing to the extent permitted by applicable Law, in whole or in part, by Sellers for the purposes of consummating such transactions:

(a) Purchasers’ Representations and Warranties. (i) The Fundamental Representations of the Purchasers set forth in Article 5 of this Agreement shall be true and correct in all material respects as of the Closing Date as though then made (except for those representations and warranties that are made as of a specified date, which shall have been true and correct in all material respects as of such specified date) and (ii) each of the other representations and warranties of the Purchasers (for clarity, other than the Fundamental Representations of the Purchasers) set forth in Article 5 of this Agreement (without giving effect to any materiality, Material Adverse Effect, or similar qualification in the representations and warranties) shall be true and correct as of the Closing Date as though then made (except for those representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date), except where the failure of such representations and warranties referred to in this clause (ii) to be so true and correct would not, in the aggregate, have a material adverse effect on any Purchaser’s ability to consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is a party.

(b) Initial Investors’ Representations and Warranties. (i) The Fundamental Representations of the Initial Investors set forth in Article 6 of this Agreement shall be true and correct in all material respects as of the Closing Date as though then made (except for those representations and warranties that are made as of a specified date, which shall have been true and correct in all material respects as of such specified date) and (ii) each of the other representations and warranties of the Initial Investors (for clarity, other than the Fundamental Representations of the Initial Investors) set forth in Article 6 of this Agreement (without giving effect to any materiality, Material Adverse Effect, or similar qualification in the representations and warranties) shall be true and correct as of the Closing Date as though then made (except for those representations and warranties that are made as of a specified date, which shall have been true and correct as of such specified date), except where the failure of such representations and warranties referred to in this clause (ii) to be so true and correct would not, in the aggregate, have a material adverse effect on any Initial Investor’s ability to consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is a party.

(c) Performance by the Purchasers. Each Purchaser shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(d) Bring-Down Certificate. Seller Representative shall have received from each Purchaser and each Initial Investor a certificate dated as of the Closing Date and executed by such Purchaser or Initial Investor certifying that the conditions set forth in this Section 8.3 have been satisfied.

(e) Certain Consent. Seller Representative shall have received the third-party consents set forth on Schedule 2.7(a)(v), duly executed and in full force and effect.

(f) Closing Deliveries. The items to be delivered, or caused to be delivered, by the Purchasers pursuant to Section 2.7(b) shall have been delivered (or tendered subject only to the Closing) to Seller Representative.

Article 9
INDEMNIFICATION

9.1 Survival of Representations, Warranties, and Covenants. The (a) representations and warranties of Sellers, the Initial Investors and Purchasers set forth in this Agreement (other than Fundamental Representations) shall survive the execution and delivery of this Agreement and the Closing until the date that is twelve (12) months after the Closing Date, (b) Fundamental Representations and the representations and warranties of Sellers in Section 4.18 (Environmental Matters) shall survive the execution and delivery of this Agreement and the Closing until the third (3rd) anniversary of the Closing Date, and (c) representations and warranties of the Sellers in Section 4.14 (Tax Matters) shall survive for the execution and delivery of this Agreement and the Closing until the expiration of the applicable statute of limitations plus ninety (90) days (the expiration of such time period in clauses (a) through (c), as and to the extent applicable, the “Survival Date”); provided, however, that, if at any time prior to 11:59 p.m. (Eastern Time) on the applicable Survival Date, an Indemnity Claim Notice is delivered in good faith alleging Losses and a claim for recovery in accordance with Section 9.3(b), then the claim asserted in such Indemnity Claim Notice, and the applicable Indemnified Party’s rights with respect thereto, shall survive the applicable Survival Date until such claim is fully and finally resolved. The covenants and agreements of the parties set forth in this Agreement to be performed or complied with (i) at or prior to the Closing shall expire upon the Closing and (ii) after the Closing shall survive the execution and delivery of this Agreement and the Closing until fully performed or the expiration of the applicable statute of limitations, if earlier.

9.2 Indemnification.

(a) From and after the Closing, subject to the limitations and other provisions of this Article 9, Sellers, jointly and severally, shall indemnify and hold harmless the Purchaser Group (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that a Purchaser Indemnified Party incurs arising out of, or as a result of: (i) any breach or failure to be true and correct of any representation or warranty of any Seller contained in this Agreement, (ii) any breach by any Seller of any covenant, agreement, or obligation applicable to such Person contained in this Agreement required to be performed following the Closing, and/or (iii) any Excluded Asset.

(b) From and after the Closing, subject to the provisions of this Article 9, Purchasers, jointly and severally, shall indemnify and hold harmless the Seller Group (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that any of such Persons incur arising out of, or as a result of: (i) any breach or failure to be true and correct of any representation or warranty of Purchasers contained in this Agreement, (ii) any breach by Purchasers of any covenant, agreement or obligation applicable to such Person contained in this Agreement, and/or (iii) any Assumed Liability.

(c) From and after the Closing, subject to the limitations and other provisions of this Article 9, the Initial Investors, severally and not jointly and severally, shall indemnify and hold harmless the Purchaser Indemnified Parties and Seller Indemnified Parties from and against any and all Losses that a Purchaser Indemnified Party or Seller Indemnified Party incurs arising out of, or as a result of: (i) any breach or failure to be true and correct of any representation or warranty of any Initial Investor contained in this Agreement and/or (ii) any breach by any Initial Investor of any covenant, agreement, or obligation applicable to such Person contained in this Agreement required to be performed following the Closing.

9.3 Indemnification Claims.

(a) Threshold; De Minimis Threshold. The Purchaser Indemnified Parties may not recover any Losses under Section 9.2(a)(i) unless and until the Purchaser Indemnified Parties have incurred Losses with respect to claims under Section 9.2(a)(i) that exceed, in the aggregate, an amount equal to $[***Redacted – Commercially Sensitive Information***] (the “Threshold”), in which case, subject to Section 9.4, the Purchaser Indemnified Parties shall be entitled to recover only to the extent of the excess of the aggregate amount of Losses over the Threshold. Notwithstanding the foregoing, the Threshold shall not apply to Losses or otherwise limit the Purchaser Indemnified Parties’ indemnification rights with respect to (i) any breach or failure to be true and correct of any of the Fundamental Representations, (ii) any Excluded Asset or Excluded Liability, (ii) any breach by any Seller of any covenant, agreement, or obligation applicable to such Person contained in this Agreement, or (iii) any claim resulting or arising from Fraud, and the Purchaser Indemnified Parties shall be entitled to indemnification commencing with the first dollar of Losses in respect to items set forth in clauses (i), (ii) and (iii) of this sentence. With respect to any claim as to which Purchaser Indemnified Parties may be entitled to indemnification under this Article 9, Sellers shall not be liable for any individual or series of related Losses which do not exceed $[***Redacted – Commercially Sensitive Information***] (the “De Minimis Threshold”).

(b) Claims for Indemnification. In order to seek indemnification under Section 9.2, the party claiming indemnification (the “Indemnified Party”) shall deliver an Indemnity Claim Notice to the party from whom the indemnification is sought (the “Indemnifying Party”) (which if the Indemnified Party is a Purchaser Indemnified Party and the Indemnifying Party is a Seller, such Indemnity Claim Notice shall be sent to Seller Representative (on behalf of the other Sellers) and, if the Indemnifying Party is a Seller, so long as Escrow Funds are available in the Escrow Account, the Escrow Agent) promptly after discovering such claim (provided, however, that the failure to provide such notice promptly shall not affect the rights of the Indemnified Parties to indemnification pursuant to this Article 9 except to the extent that the Indemnifying Party shall have been prejudiced thereby) at any time on or before 11:59 p.m. (Eastern Time) on the applicable Survival Date.

(c) Objections to Claims for Indemnification. An Indemnifying Party shall have thirty (30) days to object to the claim made in the Indemnity Claim Notice by delivering a written statement (an “Objection Notice”) to the Indemnified Party, and, if applicable, the Escrow Agent if the Indemnified Party is a Purchaser Indemnified Party and if available funds are then held in the Escrow Account, prior to 11:59 p.m. (Eastern Time) on the thirtieth (30th) day after the Indemnifying Party’s receipt of the Indemnity Claim Notice. If the Indemnifying Party does not deliver an Objection Notice to the Indemnified Party within thirty (30) days after its receipt of the Indemnity Claim Note, the claim specified in such Indemnity Claim Notice shall be conclusively deemed a Loss subject to indemnification hereunder. Any claims for Losses specified in an Indemnity Claim Notice to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Indemnity Claim Notice or a claim for Losses that has been settled with the written consent of the Indemnifying Party are hereinafter referred to, collectively, as “Agreed Claims.”

(d) Resolution of Conflicts. If the Indemnifying Party delivers an Objection Notice in response to an Indemnity Claim Notice in accordance with Section 9.3(c) or otherwise objects to such Indemnity Claim Notice, the applicable Indemnified Party(ies) and Indemnifying Party(ies) shall attempt to agree upon the rights of the respective parties with respect to each claim included in such Indemnity Claim Notice. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay or cause to be paid to or at the direction of the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment; provided, however, that if the Indemnified Party is a Purchaser Indemnified Party and if available amounts are then held in the Escrow Account, all indemnification claims for which such Indemnified Party is entitled to indemnification hereunder shall be satisfied out of the Escrow Account to the extent of such available funds, and Seller Representative and Purchaser Representative shall deliver joint written instructions to the Escrow Agent to cause the necessary funds to be released from the Escrow Account to the Indemnified Party. The Escrow Agent shall be entitled to rely on any such joint written instructions and make distributions from the Escrow Accounts in accordance with the terms thereof. At any time following delivery of an Objection Notice pursuant to Section 9.3(c) or in the event of any dispute arising pursuant to this Article 9, either Purchaser Representative (on its own behalf and/or on behalf of the other Purchaser Indemnified Parties) or Seller Representative may pursue any and all legal or equitable remedies available to them under applicable Law to enforce a party’s indemnification obligations under this Article 9; and in such event, the Escrow Agent shall only distribute funds thereafter with respect to the related claim for indemnification pursuant to joint written instructions as described in this Section 9.3(d) or a final, non-appealable court order from a court of competent jurisdiction.

(e) Third-Party Claims. In the event any Indemnified Party becomes aware of a Claim by a third party (a “Third-Party Claim”) for which such Indemnified Party intends to seek indemnification pursuant to this Article 9, such Indemnified Party shall promptly provide written notification (a “Third-Party Claim Notice”) to the Indemnifying Party (which if the Indemnified Party is a Purchaser Indemnified Party and the Indemnifying Party is a Seller, such Third-Party Claim Notice shall be sent to Seller Representative and the Escrow Agent (if available funds are then held in the Escrow Account)) of such claim, specifying in reasonable detail the nature of such Third-Party Claim and the amount or estimated amount thereof and enclosing copies of all correspondence from or to such third party (or its Representatives) and any other documentation related to the matter giving rise to such Third-Party Claim (to the extent reasonably available); provided, however, that the failure to promptly provide such notice shall not affect the rights of such Indemnified Parties to indemnification pursuant to this Article 9, except to the extent that the Indemnifying Party shall have been prejudiced thereby. The Indemnifying Party shall have the right, upon delivery of written notice to the Indemnifying Party within thirty (30) days after receipt of the Third-Party Claim Notice by the Indemnifying Party, to assume the entire control of the defense, compromise or settlement of such claim or demand (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice, at the Indemnified Party’s sole expense) subject to the Indemnifying Party’s right to control the defense thereof; provided, however, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party will be entitled to have sole control over, the defense, compromise or settlement of any Third-Party Claim (and the Indemnifying Party will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party if the Third-Party Claim is subject to indemnification under this Article 8) if (A) the Third-Party Claim involves a criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party is a Purchaser Indemnified Party, the aggregate amount of the Third-Party Claim exceeds the maximum amount for which the Indemnified Party may recover from the Indemnifying Party pursuant to this Article 9 in light of the limitations on indemnification contained in this Article 9, (C) the Third-Party Claim primarily seeks equitable relief against the Indemnified Party or (D) the Third-Party Claim presents a conflict of interest between the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably determines upon the advice of counsel that representation of both parties by the same counsel would be prohibited by applicable codes of professional conduct. An Indemnifying Party may not, without the prior written consent of the Indemnified Party (and such consent will not be unreasonably withheld, conditioned, or delayed), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder and with respect to which the defense thereof was validly assumed by the Indemnifying Party in accordance with the terms of this Agreement, unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates. An Indemnified Party may not, without the prior written consent of the Indemnifying Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder. If the Indemnified Party controls any Third-Party Claim pursuant to clauses (A) – (D) above or if the Indemnifying Party does not validly assume the defense within thirty (30) days after receipt of the Third-Party Claim Notice (or ceases in good faith to continue and prosecute the defense), then the Indemnified Party shall have the right to the entire control of the defense, compromise or settlement of such Third-Party Claim (including the selection of counsel), subject to the right of the Indemnifying Party to participate (with counsel of its choice, at the Indemnifying Party’s expense). The party hereto that is not conducting the defense shall provide the party conducting the defense and its counsel with reasonable access during normal business hours to such party’s records and personnel relating to any Third-Party Claim and shall otherwise reasonably cooperate with the party conducting the defense in the defense or settlement thereof. The existence of any Third-Party Claim shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.

9.4 Limitations on Indemnity, Other Indemnification Matters.

(a) The maximum aggregate amount for which the Purchaser Indemnified Parties may recover from the Sellers pursuant to Section 9.2(a)(i) (other than with respect to Fundamental Representations) and the TSA shall not exceed an aggregate amount equal to $5,000,000. Notwithstanding the foregoing, the maximum aggregate amount for which the Purchaser Indemnified Parties may recover from the Sellers pursuant to Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(a)(iii) and the TSA shall not exceed an aggregate amount equal to the Purchase Price.

(b) No indemnification shall be payable to an Indemnified Party with respect to any claims asserted by such Indemnified Party after the applicable Survival Date; provided, however, that if, at any time prior to 11:59 p.m. (Eastern Time) on the applicable Survival Date an Indemnity Claim Notice is given in good faith in accordance with Section 9.3(b) alleging Losses and a claim for recovery in accordance with Section 9.2, then the claim asserted in such Indemnity Claim Notice and the applicable Indemnified Party’s rights with respect thereto shall survive the applicable Survival Date until such claim is fully and finally resolved.

(c) Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt: (i) in no event shall the Sellers have any liability or obligation under Section 9.2(a)(i) (other than claims for indemnification pursuant to Section 9.2(a)(i) with respect to Fundamental Representations) or the TSA beyond the Escrow Amount; and (ii) the sole recourse of the Purchaser Indemnified Parties for indemnification claims under Section 9.2(a)(i) (other than claims for indemnification pursuant to Section 9.2(a)(i) with respect to Fundamental Representations) and the TSA shall be limited to recovery from the Escrow Funds.

(d) No indemnification shall be payable to an Indemnified Party for (i) any special or punitive damages or damages that are not the reasonably foreseeable result of the matter giving rise thereto, except to the extent awarded to a third party in respect of a Third-Party Claim, or (ii) any loss, liability, damage or expense to the extent actually taken into account in the calculation of the Purchase Price in accordance with Section 2.4.

(e) Each Indemnified Party shall use reasonable efforts to mitigate all Losses for which such Indemnified Party is or may be entitled to indemnification hereunder. If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), such Indemnified Party shall use reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If any Indemnified Party receives such insurance proceeds, or indemnity, contribution or similar payments prior to being indemnified with respect to such Losses under this Article 8, the payment under this Article 8 with respect to such Losses shall be reduced by the amount of such insurance proceeds, or indemnity, contribution or similar payments, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery. If an Indemnified Party receives such insurance proceeds, indemnity, contribution or similar payments after any Indemnified Party is indemnified with respect to some or all of such Losses, such Indemnified Party shall pay to the Indemnifying Party the lesser of (i) the amount of such insurance proceeds or indemnity, contribution or similar payment, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery and (ii) the aggregate amount paid by or on behalf of the Indemnifying Party to all Indemnified Parties with respect to such Losses.

(f) For the purpose of determining the amount of Losses arising out of or resulting from any breach or failure to be true and correct of any representation or warranty in this Agreement, all references to materiality or Material Adverse Effect shall be disregarded, except (i) where any such provision requires disclosure of lists of items of a material nature (e.g., Material Contracts) or above a specified threshold, in which case such qualifier shall not be deleted for purposes of determining the lists of items which must be disclosed and any related claim for a breach of representation or warranty or (ii) for purposes of the representations and warranties set forth in Section 4.12 and Section 4.25(a).

9.5 Exclusive Remedy. Except as specifically set forth in this Agreement, indemnification pursuant to the provisions of this Article 9 shall provide the sole and exclusive remedy of the parties from and after Closing for any and all claims arising under, out of or related to this Agreement, or the transactions contemplated hereby, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released to the fullest extent permitted by Law, except for claims based upon Fraud. This Article 9 will not affect any party’s right to specific performance or other remedies provided in Section 11.1 or any right or remedy under any other Transaction Document.

9.6 Tax Treatment. Unless otherwise required by applicable Law, all payments made pursuant to Section 7.4(b) and this Article 9 will constitute adjustments to the Purchase Price for all Tax purposes, and no party will take any position inconsistent with such characterization.

9.7 Release of Escrow Funds. No later than the date that is twelve (12) months after the Closing Date, Purchaser Representative, Seller Representative and each Initial Investor shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to Seller Representative the Escrow Funds then remaining in the Escrow Account (minus any amounts with respect to which Purchaser Representative has properly delivered Indemnity Claim Notices that have not been fully resolved and satisfied), by wire transfer of immediately available funds to the account or accounts designated by Seller Representative in writing at least two (2) Business Days prior to the due date for such payment.

Article 10
TERMINATION

10.1 Termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by the mutual written agreement of the Purchaser Representative (on behalf of Purchasers) and the Seller Representative (on behalf of Sellers);

(b) by the Purchaser Representative (on behalf of Purchasers) or the Seller Representative (on behalf of Sellers), by written notice to Seller Representative or the Purchasers, as applicable, if a Governmental Authority having jurisdiction over Sellers or Purchasers has enacted, issued, promulgated, enforced or entered an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable;

(c) by Seller Representative (on behalf of Sellers), by written notice to Purchaser Representative, if: (i) Purchasers have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing conditions set forth in Section 8.3 would not be satisfied; or (ii) there exists a breach of any representation or warranty of Purchasers contained in this Agreement such that the closing conditions set forth in Section 8.3 would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Seller Representative or cured by Purchasers within thirty (30) days after receipt of written notice thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1 shall not be available to Seller Representative if any Seller is in material breach of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement;

(d) by Purchaser Representative (on behalf of Purchasers), by written notice to Seller Representative, if: (i) Sellers have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2 would not be satisfied; or (ii) there exists a breach of any representation or warranty of any Seller contained in this Agreement such that the closing condition set forth in Section 8.2 would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Purchasers or cured by Sellers within thirty (30) days after receipt of written notice thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1 shall not be available to Purchasers if any Purchaser is in material breach of any of its covenants, obligations or agreements set forth in this Agreement; or

(e) by Purchaser Representative (on behalf of Purchasers) or Seller Representative (on behalf of Sellers) by written notice to the other party if the Closing does not occur by June 30, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party in material breach of any of its covenants, obligations or agreements set forth in this Agreement that shall have primarily caused the failure of the Closing to occur on or before the Outside Date.

10.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 10.1 by Seller Representative or Purchaser Representative, then this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement whether in contract or tort or any other theory of liability whatsoever; provided that Section 11.4 shall remain in effect.

Article 11
GENERAL PROVISIONS

11.1 Specific Performance; Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Relevant Courts (as defined below), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the party seeking such injunction, specific performance, or other equitable relief has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties agree that all remedies hereunder are cumulative and not exclusive, and the enforcement of any right or remedy hereunder shall not be construed as an election of remedies.

11.2 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific representations, warranties, covenants and agreements set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, shareholder, equityholder, controlling person, Affiliate, agent, attorney, or other representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, shareholder, equityholder, controlling person, Affiliate, agent, attorney, representative, successor, or permitted assign of any of the foregoing that is not party to this Agreement (each, a “Non-Recourse Party”), shall have any Liability for any obligations or liabilities of any party hereto under this Agreement or for any Claim or action based on, in respect of, or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith (whether in tort, contract, or otherwise). Without limiting the rights of any party to this Agreement against any other party hereto, in no event shall any party hereto or any of their respective Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

11.3 Public Statements. No party hereto, without the prior written approval of each other party, will make any press release or other public announcement concerning this Agreement or the Transactions, except to the extent the applicable party is required to disclose such information (x) by judicial or administrative process, (y) pursuant to applicable Law or (z) pursuant to the rules of any stock exchange on which any Seller lists its securities, in which case, to the extent permitted by Law or the rules of such exchange and to the extent reasonably practicable, (i) each other party hereto will be notified in advance of such release or announcement and (ii) the releasing or announcing party shall consider in good faith any reasonable comments of such other parties on such release or announcement.

11.4 Expenses. Except as otherwise expressly set forth herein, each party shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement and the other Transaction Documents; provided that, (a) Purchasers shall be responsible for all premia and other costs and expenses related to the issuance of the Title Policies and (b) at Closing, LP shall pay the expense reimbursements set forth on Schedule 11.4.

11.5 Amendment; Assignability. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of Purchaser Representative, Seller Representative and each Initial Investor. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement (and the parties’ respective rights hereunder) may not be assigned by any party without the prior written consent of the other parties; provided, however, that Purchasers may (a) assign all or any portion of this Agreement to LP or any wholly-owned Subsidiary of LP, provided that Purchasers will remain obligated for the payment of the Purchase Price and the performance of this Agreement and (b) may collaterally assign any or all of their rights and obligations hereunder to any provider of debt financing to them, LP or any wholly-owned Subsidiary of LP, in each case with respect to the foregoing clauses (a) and (b), only if such assignment (x) is not to a Restricted Person and (y) would not cause a violation of Sanctions or ABC-AML Laws by any Person (including any other Purchaser, LP or any wholly-owned Subsidiary of LP). Notwithstanding anything to the contrary herein, each Initial Investor shall be permitted to freely assign all or any portion of this Agreement, and delegate any of its respective obligations hereunder, to any other Initial Investor, Sweat SPV or any of their respective Affiliates; provided that such assigning Initial Investor will remain obligated for the payment of any portion of the Purchase Price so assigned or delegated on the terms, and subject to the conditions, set forth herein.

11.6 Notices. All notices, demands and other communications pertaining to this Agreement (“Notices”) must be in writing addressed as follows:

(a) if to Sellers or Seller Representative, to:

Village Farms International, Inc.

90 Colonial Center Parkway

Lake Mary, FL 32746

Attention: [***Redacted – Personally Identifying Information***]
Email: [***Redacted – Personally Identifying Information***]

with a copy (which shall not constitute notice but shall be required for notice) to:

Torys LLP

1114 Avenue of the Americas

New York, New York 10036

Attention: [***Redacted – Personally Identifying Information***]
Email: [***Redacted – Personally Identifying Information***]

(b) if to Purchasers or Purchaser Representative:

Vanguard Food LLC

11035 Lavender Hill Dr. Suite 160 Box #509

Las Vegas, Nevada 89138

Attention: [***Redacted – Personally Identifying Information***]
Email: [***Redacted – Personally Identifying Information***]

with a copy (which shall not constitute notice but shall be required for notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park, Floor 45
New York, New York 10036
Attention: [***Redacted – Personally Identifying Information***]
Email: [***Redacted – Personally Identifying Information***]

(c) if to the Initial Investors:

Kennedy Lewis Capital Partners Master Fund II LP

c/o Kennedy Lewis Investment Management LLC

225 Liberty Street, Suite 4210

New York, New York 10281

Attention: [***Redacted – Personally Identifying Information***]
Email: [***Redacted – Personally Identifying Information***]

Sweat Equities SPV LLC
c/o Vanguard Food LLC
11035 Lavender Hill Dr. Suite 160 Box #509

Las Vegas, Nevada 89138

Attention: [***Redacted – Personally Identifying Information***]
Email: [***Redacted – Personally Identifying Information***]

with a copy (which shall not constitute notice but shall be required for notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park, Floor 45
New York, New York 10036
Attention: [***Redacted – Personally Identifying Information***]
Email: [***Redacted – Personally Identifying Information***]

Notices will be deemed given (a) three (3) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, (b) on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery or (c) upon transmission if sent by email. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice to each other party of a change of address in the manner provided in this Agreement for giving Notice.

11.7 Waiver. Unless otherwise specifically agreed in writing to the contrary, (a) the failure of any party at any time to require performance by any other party of any provision of this Agreement will not affect such original party’s right thereafter to enforce the same, (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such non-defaulting party of any other preceding or subsequent default and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

11.8 Entire Agreement. Without limiting the applicability of any other Transaction Documents, this Agreement (including the Annexes and Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement) constitutes the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements among the parties (written or oral) with respect to the subject matter hereof. Without limiting the foregoing, for the purpose of clarity, no party hereto makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such Person, in each case, except as expressly set forth in this Agreement or in any other Transaction Document to which such Person is party, and none of the parties hereto is relying upon any representation or warranty by any other party hereto, except as expressly set forth in this Agreement or in any other Transaction Document to which such Person is party (all other representations and warranties being hereby expressly disclaimed).

11.9 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by e-mail in PDF format, each of which will be as fully binding as an original document.

11.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law, then such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal, or unenforceable provision.

11.11 Dispute Resolution. This Agreement is to be construed and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of Law). Each party irrevocably agrees that any action, suit or proceeding arising out of or in connection with this Agreement may be brought in the Court of Chancery of the State of Delaware (or if jurisdiction is not available in such court, then in any federal court located in the State of Delaware) (the “Relevant Courts”), and each party hereby expressly and irrevocably submits to the jurisdiction of such courts and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

11.12 WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH THE TRANSACTIONS.

11.13 No Third-Party Beneficiaries. Except as provided in Article 9 and Section 11.2, and as otherwise explicitly provided herein, this Agreement will not confer any rights upon any Person other than the parties hereto and their respective permitted successors and assigns.

11.14 Bulk Sales Laws. The parties hereby waive compliance with the requirements and provisions of any “bulk transfer” provisions of Article 6 of the Uniform Commercial Code as in effect in the States where Sellers owns Transferred Assets or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchasers other than bulk transfer tax notice provisions.

11.15 Passage of Title; Risk of Loss. Legal title, equitable title and risk of loss with respect to the Transferred Assets shall not pass to Purchasers until the Transferred Assets are sold, transferred, conveyed, assigned and delivered to Purchasers at the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GP:

VANGUARD FOOD GP LLC

By: /s/ Charles Monroe Sweat
Name: Charles Monroe Sweat
Title: President

LP:

VANGUARD FOOD LP

By: /s/ Charles Monroe Sweat
Name: Charles Monroe Sweat
Title: President

US PURCHASER:

VANGUARD FOOD LLC

By: /s/ Charles Monroe Sweat_____
Name: Charles Monroe Sweat
Title: President

CANADA PURCHASER:

VANGUARD PRODUCE CANADA ULC

By: /s/ Charles Monroe Sweat______
Name: Charles Monroe Sweat
Title: President

HOLDINGS:

VANGUARD FOOD HOLDINGS LLC

By: /s/ Charles Monroe Sweat______
Name: Charles Monroe Sweat
Title: President

SELLERS:

VILLAGE FARMS INTERNATIONAL, INC.

By: /s/ Stephen C Ruffini
Name: Stephen C. Ruffini
Title: Executive Vice President and Chief Financial Officer

VILLAGE FARMS CANADA LIMITED PARTNERSHIP

by village farms canada gp inc., its General Partner

By: /s/ Stephen C Ruffini
Name: Stephen C. Ruffini
Title: Executive Vice President and Chief Financial Officer

VILLAGE FARMS, L.P.

by village farms of Delaware, L.L.C., its general partner

By Agro Power Development, Inc., its Managing Member

By: /s/ Stephen C Ruffini
Name: Stephen C. Ruffini
Title: Executive Vice President and Chief Financial Officer

INITIAL INVESTORS:

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND II LP

By: /s/ Anthony Pasqua
Name: Anthony Pasqua
Title: Authorized Signatory

Sweat EQUITIES svp llc

By: /s/ Charles Monroe Sweat.
Name: Charles Monroe Sweat.
Title: President